Exhibit 10.10

LEASE PARTICULARS

1.	DATE	03 day of March 2005

2.	UNDERLEASE/ SUB-UNDERLEASE	Sub-underlease

3.	PARTIES

	(a) LANDLORD	CITIGROUP PROPERTY LIMITED whose registered office is at Citigroup Centre Canada Square London E14 5LB (company registration number 3687297)

	(b) TENANT	INSTINET GLOBAL SERVICES LIMITED whose registered office is at Commodity Quay East Smithfield London E1W 1AZ (company registration number 02550604)

	(c) GUARANTOR	INSTINET GROUP INC whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801

4.	DEMISED PREMISES	Those parts of floor 26 of the Building shown for the purpose of identification only edged red on Plan 1

5.	BUILDING	ALL THAT land and premises known as 25 Canada Square and more particularly shown edged red on Plan 2

6.	TERM AND TERM COMMENCEMENT DATE	A term of fifteen (15) years from and including 07 FEBRUARY 2005

7.	INITIAL RENT	The annual sum of Nine Hundred and Sixty Five Thousand Five Hundred and Fifty Pounds (£965,550) exclusive of VAT (if any) (subject to review) from the Rent Commencement Date and thereafter throughout the Term (subject to review as herein contained)

8.	RENT COMMENCEMENT DATE	07 JULY 2006

9.	RENT REVIEW DATES	07 FEBRUARY 2010 AND 07 FEBRUARY 2015

10.	ESTATE SERVICE CHARGE PERCENTAGE	2.4 per cent

11.	BUILDING SERVICE CHARGE PERCENTAGE	2.4 per cent

12.	DECORATION YEARS	The year ending 1 October 2006 and thereafter every subsequent fifth year of the Term

13.	PERMITTED USER	High class banking professional commercial or governmental offices

THIS SUB-UNDERLEASE is made on 03 MARCH 2005

BETWEEN the parties specified in the Particulars

WITNESSETH as follows:

1.	DEFINITIONS

1.1 In this Lease the following expressions shall have the following meanings:

Accountant means a Chartered Accountant or firm of Chartered Accountants appointed or employed by the Landlord or a Group Company of the Landlord to perform the functions of the Accountant under this Lease

Adjoining Property means all parts of the Estate (other than the Building) and any land and/or buildings from time to time adjoining or neighbouring the Estate

Agreement for Lease means the agreement for lease dated 04 FEBRUARY 2005 made between the Landlord (1) the Tenant (2) and the Guarantor (3)

Alterations means all alterations and additions made by the Tenant or any undertenant during the Term but excluding the Tenant’s Fitting Out Works;

Base Rate means the Base Rate for the time being of Barclays Bank PLC or some other London clearing bank nominated from time to time by the Landlord or in the event of the Base Rate ceasing to exist such other reasonably comparable rate of interest as the Landlord shall from time to time determine

Bespoke Fitting Out Works has the meaning ascribed to it in the Agreement for Lease and for the avoidance of doubt the Tenant is responsible for dilapidations and reinstatement pursuant to Clause 4.10 hereof;

Building means the Building (of which the Demised Premises form part) briefly described in the Particulars and each and every part thereof and all the appurtenances belonging thereto including:

(a)	all Landlord’s fixtures and fittings in or upon the same

(b)	all additions alterations and improvements thereto (excluding all Tenant’s and trade fixtures and fittings)

Building Services means the services set out in Schedule 5 incurred in respect of floors 25 to 34 (inclusive) of the Building

Business Hours means 7.00 am to 7.00 pm on Mondays to Fridays (inclusive) (excluding all usual bank or public holidays) or such other hours as may from time to time be reasonably designated by the Landlord

Common Parts of the Building means those parts and amenities of the Building which are from time to time provided (or designated by the Landlord or by any Superior Landlord) for common use by tenants and occupiers of the Building with or without others and all persons authorised by them including (without limitation) (a) the passenger lifts (b) the goods lifts (c) the goods loading docks and adjacent service areas (d) the lift lobbies and access corridors serving more than one tenant (e) the common service corridors but excluding the Estate Common Parts and the Lettable Areas

Demised Premises means the Demised Premises as briefly described in the Particulars including:

(a)	the internal plaster surfaces and finishes of all structural or load bearing walls and columns within the Demised Premises and of all walls which enclose the same

(b)	the entirety of all non-structural or non-load bearing walls and columns within the Demised Premises

(c)	the inner half severed medially of the internal non-structural or non-load bearing walls (if any) that divide the same from other parts of the Building

(d)	the screed and floor finishes thereof and all carpets

(e)	the ceiling finishes thereof including all suspended ceilings and light fittings

(f)	save as excluded in (ii) below all glass window frames and window furniture in the windows and all doors door furniture and door frames

(g)	all sanitary and hot and cold water apparatus and equipment and the radiators (if any) therein

(h)	all Pipes in under and over the same and exclusively serving the same

(i)	all landlord’s fixtures fittings plant machinery ducting sprinklers apparatus and equipment now or hereafter in or upon the same

(j)	all additions alterations and improvements thereto

but nevertheless excluding (i) all structural or load bearing walls and columns and the structural slabs of any roofs ceilings and floors (ii) all glass window frames and window furniture in the windows in the external skin of the Building and (iii) Pipes belonging to public utilities or those which serve other parts of the Building or Adjoining Property

Development means development as defined in Section 55 of the Town and Country Planning Act 1990

Entity means a body corporate or government department or other organisation or partnership

Estate means:

(a)	the land and water areas known as Canary Wharf London E4 shown edged blue on Plan 3 annexed

(b)	any additional land and water areas (and all buildings and appurtenances thereon and all additions alterations and improvements thereto) in which the Superior Landlord or a Group Company of the Superior Landlord shall acquire a freehold or leasehold interest and which the Superior Landlord from time to time designates as part of the Estate

Estate Common Parts means those parts of the Estate and the Adjoining Property (not being publicly adopted) which are from time to time intended for the common use and enjoyment of the tenants of the Estate (including the Landlord) and persons claiming through or under them and reasonably designated as such by any Superior Landlord (whether or not other parties are also entitled to use and enjoy the same) and without prejudice to the foregoing includes the following where so intended and designated:

(a)	roads to the point of connection with a highway maintainable at public expense

(b)	bridges kerbs pavements footpaths parks and esplanades landscaped areas open areas quayside areas dock water areas and river piers

(c)	plaza malls retail malls walkways pedestrian ways concourses and circulation areas staircases travelators escalators elevators ramps and lift loading bays forecourts service roads service areas and service bays

(d)	the Pipes therein which are not and are not intended to be the responsibility of a particular tenant or group of tenants

(e)	the foundation piling substructures floors walls roofs ramps accessways entrances exits and other matters or things (including relevant parts of the banana walls) which make up those parts of the Estate which are not and are not intended to be the responsibility of a particular tenant or tenant or other occupier but exclude all Car Parks within the Estate

Estate Services means the services set out in Part A of Schedule 6 of the Superior Lease insofar as the same are attributable to the Estate excluding the Car Parks

Force Majeure means any emergency or damage or destruction of any installations or apparatus or mechanical or other defect or breakdown or materially adverse weather conditions or shortage of energy, supplies, fuel, materials, water or labour or national strikes or other national or localised industrial action, lockouts enemy action war or civil commotion, governmental restrictions, Acts of God or any other material cause beyond the control of the Landlord and which:

(a)	affects the performance of the Landlord’s obligations; and

(b)	has not arisen by reason of any breach or non-observance or non-performance by the Landlord of its obligations herein contained

Generic Fitting Out Works has the meaning ascribed to it in the Agreement for Lease and for the avoidance of doubt the Tenant is not responsible for dilapidations or reinstatement in respect of these works only;

Group Company means in relation to any company (the Relevant Company) a company which is for the time being a subsidiary of or the holding company of the Relevant Company or which is another subsidiary of the holding company of the Relevant Company (in each case within the meaning of Section 736 of the Companies Act 1985, as amended by the Companies Act 1989) and in relation to the Tenant includes any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Tenant. For purposes hereof, the term control (including the terms controlled by and under common control with) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, through the ownership of voting securities, by contract or otherwise

Insurance Premium Tax means insurance premium tax as provided for in the Finance Act 1994 and includes any other tax from time to time replacing it or of a similar fiscal nature

Insured Risks means (to the extent that the same are insurable in the global insurance market on reasonably economic terms) terrorism fire storm tempest flood earthquake lightning explosion impact aircraft (other than hostile aircraft) and other aerial devices and articles dropped therefrom riot civil commotion and malicious damage bursting or overflowing of water tanks apparatus or Pipes and such other risks as the Landlord or any Superior Landlord may from time to time reasonably specify or deem necessary to effect subject to such exclusions excesses limitations terms and conditions as may be imposed by the insurers

Interest Rate means three percentage points (3%) per annum above Base Rate

Landlord means the party named as “Landlord” in the Particulars and includes the person for the time being entitled to the reversion immediately expectant on the determination of the Term

Landlord’s Irrecoverable VAT means any Value Added Tax paid or payable by the Landlord or any Group Company of the Landlord in respect of supplies made to the Landlord relating to the Demised Premises or the Building if and to the extent that the Landlord or that Group Company does not (or would not if appropriate claims had been made in due time) receive a credit as “input tax” whether as a VAT credit or as a deduction from “output tax” (as the expressions “input tax” and “output tax” are defined in section 24 of the Value Added Tax Act 1994 and as the expression “VAT credit” is defined in section 25 of that Act) under sections 25 and 26 of that Act for the “prescribed accounting period” (as that expression is used in sub-section 25(1) of that Act) in relation to Value Added Tax.

Landlord’s Solicitors’ means Freshfields Bruckhaus Deringer of 65 Fleet Street, London, EC4Y HIS or such other firm of solicitors the Landlord may appoint and notify to the Tenant this Lease means this Sub-underlease and any document which is made supplemental hereto or which is entered into pursuant to or in accordance with the terms hereof

Lettable Areas means those parts of any building (including the Building) leased or intended to be leased to occupational tenants but excluding any parts of such building leased or intended to be leased to public utilities for the purposes of the carrying out of their statutory obligations

Management Company means the management company from time to time pursuant to the terms of the Superior Lease

Particulars means the descriptions and terms appearing on the preceding pages headed “Lease Particulars” which comprise part of this Lease

Pipes means all pipes sewers drains ducts conduits gutters watercourses wires cables channels flues service corridors trunking and all other conducting media and any ancillary apparatus

Plan 1 Plan 2 Plan 3 means the plans annexed hereto and respectively so marked

Planning Acts means the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 the Leasehold Reform, Housing and Urban Development Act 1993 the Town and Country Planning (Costs of Inquiries etc) Act 1995 the Regional Development Agencies Act 1998 the Government of Wales Act 1998 the Greater London Authority Act 1999 and any other town and country planning or related legislation

Quarterly Day means each of the 1st day of January 1st day of April 1st day of July, and 1st day of October

Regulations means the regulations whether or not set out in a manual which has been made available to the Tenant and which may be updated from time to time and such substituted or additional reasonable regulations as the Landlord or any Superior Landlord may from time to time notify in writing to the Tenant for the general management oversight and security of the Building or the Estate PROVIDED ALWAYS that in imposing any regulation in respect of the general management oversight and security to the Building the Landlord shall act reasonably

Rent means the yearly Initial Rent subject to review

Retained Parts means all parts of the Building (including the Common Parts of the Building) which do not comprise Lettable Areas and/or which are properly designated as such from time to time by the Landlord or any Superior Landlord

Structural Defects means latent or inherent defects or faulty design or bad workmanship in the construction of the Building or the failure to construct the Building in a good and workmanlike manner with good and proper materials and which manifest themselves during the Term and Structural Defect shall be construed accordingly

Structure Lease means the underlease of parts of the Building defined as the Structure Lease dated 19 December 2003 relating to the development and leasing of the Building between Canary Wharf (DS5) T1 Limited and Canary Wharf (DS5) T2 Limited (1) Canary Wharf Estate Limited (2) Canary Wharf Management Limited (3) Canary Wharf Investment Limited (4) Cabot Place (RT2) Limited (5) Citigroup Property Limited (6) and Citicorp (7) and registered at the Land Registry with Title Number EGL466031

Superior Landlord means the person or persons for the time being entitled to any estate or estates which are reversionary (whether immediate or mediate) upon the Landlord’s estate in this Lease or the Superior Lease

Superior Lease means the Underlease dated 14 June 2002 relating to Floors 25 to 34 (inclusive) of the Building made between Canary Wharf (DS5) T1 Limited and Canary Wharf (DS5) T2 Limited (1) and Canary Wharf Limited (2) Canary Wharf Management Company Limited (3) Canary Wharf Estate Limited (4) Citigroup Property Limited (5) and Citicorp (6) and registered at the Land Registry with Title Number EGL440318

Surveyor means an independent chartered surveyor of not less than ten (10) years’ standing who is a Fellow of the Royal Institution of Chartered Surveyors experienced in the valuation of property similar to the Demised Premises and is acquainted with the market in the City of London and London Docklands and who is also aware of rental values elsewhere in London appointed from time to time to determine matters pursuant to the provisions of this Lease and the Surveyor shall act as an arbitrator in accordance with the Arbitration Act 1996 or by mutual agreement as an expert

Tenant means the party named as “Tenant” in the Particulars and includes the Tenant’s successors in title and assigns and in the case of an individual includes his personal representatives

Tenant’s Fitting Out Works means the Works comprised in the Generic Fitting Out Works and the Bespoke Fitting Out Works

Tenant’s Irrecoverable VAT means any Value Added Tax paid or payable by the Tenant in relation to supplies relating to the Demised Premises or the Building made by the Landlord to the Tenant if and to the extent that the Tenant does not (or would not if appropriate claims had been made in due time) receive a credit as “input tax” whether as a VAT credit or as a deduction from “output tax” (as the expressions “input tax” and “output tax” are defined in section 24 of the Value Added Tax Act 1994 and as the expression “VAT credit” is defined in section 25 of that Act) under sections 25 and 26 of that Act for the “prescribed accounting period” (as that expression is used in sub-section 25(1) of that Act) in relation to Value Added Tax

Tenant’s Solicitors means Simmons & Simmons of CityPoint, One Ropemaker Street, London EC2Y 9SS or such other firm of solicitors the Tenant may appoint and notify to the Landlord

Term means the term of years stated in the Particulars and includes the period of any holding over or any extension or continuation whether by statute or common law

Uninsured Risks means at the date of this Lease an Insured Risk which at the relevant time is not in fact insured against for whatever reason

Value Added Tax means value added tax as provided for in the Value Added Tax Act 1994 and any tax of a similar nature substituted for it or levied in addition to such value added tax

Working Day means any day (other than a Saturday or a Sunday) upon which clearing banks in the United Kingdom are open to the public for the transaction of business

2.	INTERPRETATION

Unless the context otherwise requires:

2.1 where two or more persons are included in the expression the Tenant and/or the Landlord the covenants which are expressed to be made by the Tenant and/or the Landlord shall be deemed to be made by such persons jointly and severally

2.2 words importing persons shall include firms companies and corporations and vice versa

2.3 any covenant or regulation to be observed by any party hereto not to do any act or thing shall include an obligation not to cause permit or suffer such act or thing to be done

2.4 references either to any rights or powers of the Landlord or the rights of the Tenant in relation to the Adjoining Property shall be construed as extending respectively to the Superior Landlord and all persons authorised by the Landlord and/or the Superior Landlord and as the case may be by the Tenant

2.5 any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of such statute for the time being in force and all instruments orders notices regulations directions bye-laws permissions and plans for the time being made issued or given thereunder or deriving validity therefrom

2.6 the titles and headings appearing in this Lease are for reference only and shall not affect its construction

2.7 all agreements and obligations by any party contained in this Lease (whether or not expressed to be covenants) shall be deemed to be and shall be construed as covenant by such party

2.8 any rights easements and privileges reserved to the Landlord under this Lease and the benefit of all other provisions which may be exercised under this Lease by the

Landlord shall also be for the benefit of and be exercisable by any Superior Landlord and any mortgagee of the Landlord or the Superior Landlord and any provision requiring the consent or approval of the Landlord shall be construed as being deemed to require also the consent or approval of any Superior Landlord or mortgagee where and to the extent necessary and any indemnity given to the Landlord shall be deemed to extend to the Superior Landlord or mortgagee under the Superior Lease

3.	DEMISE AND RENTS

3.1 The Landlord HEREBY DEMISES unto the Tenant with full title guarantee the Demised Premises TOGETHER WITH the rights and easements specified in Schedule 1 (which the Landlord confirms are granted out of the Superior Lease and not the Structure Lease) EXCEPT AND RESERVING the rights and easements specified in Schedule 2 SUBJECT TO all rights easements quasi-easements privileges covenants restrictions and stipulations of whatsoever nature affecting the Demised Premises including the matters contained or referred to in the Deeds mentioned in Schedule 4 TO HOLD the Demised Premises unto the Tenant from and including the Term Commencement Date for the Term YIELDING AND PAYING unto the Landlord during the Term by way of rent:

(a)	yearly and proportionately for any fraction of a year the Initial Rent from and including the Rent Commencement Date until the 07 FEBRUARY 2010 and from and including 07 AUGUST 2011 until the end of the Term such Rent as shall become payable under and in accordance with the provisions of Schedule 3 to be paid to the Landlord (by Banker’s Standing Order if the Landlord so requires) by equal quarterly payments in advance on each Quarterly Day in every year (the first such payment being a proportionate sum in respect of the period from and including the Rent Commencement Date to the next succeeding Quarterly Date to be made on the Rent Commencement Date) PROVIDED ALWAYS for the avoidance of doubt from the Term Commencement Date until the Rent Commencement Date and during the period of 18 months from 07 FEBRUARY 2010 as aforesaid the yearly rent shall be one peppercorn (if demanded)

(b)	2.4 per cent being a fair and reasonable proportion of all sums (including, without limitation, Insurance Premium Tax and (but not more than once in any one year) the cost of periodic valuations for insurance purposes) which the Landlord or the Superior Landlord (but so that there is no double counting) shall from time to time be liable to pay for insuring the Building against the Insured Risks and the other matters referred to in Clause 6.1(d) and of the whole of the sums which the Landlord shall from time to time pay for insuring against loss of the Building Service Charge Percentage of Building Expenditure such sums to be paid to the Landlord within eight (8) Working Days of demand from and including the Term Commencement Date

(c)	the moneys referred to in Clauses 4.2, 4.3, 4.32 and 8 to be paid to the Landlord as therein provided on demand from and including the Term Commencement Date

(d)	2.4 per cent of the payments due from the Landlord to the Superior Landlord for the Estate Services within eight (8) Working Days of demand from and including the Term Commencement Date PROVIDED THAT the Tenant is not liable to pay for any contribution towards the cost of maintenance repair or improvement of any buildings designed to be let to occupational tenants on the Estate other than the Building in accordance with the terms of this Lease.

(e)	any other moneys which are by this Lease stated to be recoverable as rent in arrear to be paid to the Landlord as therein provided on demand

4.	TENANT’S COVENANTS

The Tenant HEREBY COVENANTS with the Landlord as follows:

4.1 Rents

To pay the rents reserved by this Lease at the times and in the manner aforesaid without any abatement set off counterclaim or deduction whatsoever (save those that the Tenant is required by law to make) and so that the Landlord shall receive full value in cleared funds on the date when payment is due

4.2 Interest on arrears

(a)	Without prejudice to any other right remedy or power herein contained or otherwise available to the Landlord if any of the rents reserved by this Lease (whether formally demanded or not) or any other sum of money payable to the Landlord by the Tenant under this Lease shall not be paid so that the Landlord receives full value in cleared funds:

(i)	in the case of the Rent or and any Value Added Tax thereon on the date within three (3) Working Days from when payment is due (or, if the due date is not a Working Day, the next Working Day after the due date) or

(ii)	in the case of any other rents or sums within eight (8) Working Days after the date when payment has become due (unless otherwise provided for in this Lease)

to pay interest thereon at the Interest Rate from the date on which payment was due to the date of payment to the Landlord (both before and after any judgment)

(b)	Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if the Landlord shall decline (acting reasonably) to accept or (where applicable) demand any of the rents or other sums of money so as not to waive any existing breach of covenant, the Tenant shall pay interest on such rents and other sums of money at Base Rate from and including the date when payment was due (or, where applicable, would have been due if demanded on the earliest date on which it could have been demanded) to the date when payment is accepted by the Landlord

4.3 Outgoings

(a)	To pay and discharge all existing and future rates taxes duties charges assessments impositions and outgoings whatsoever or (where such outgoings relate to the Demised Premises and other premises) a due proportion thereof to be reasonably determined by the Landlord which now are or may at any time during the Term be payable in respect of the Demised Premises whether by the owner or the occupier of them (excluding any tax payable occasioned by the grant of and any actual or deemed disposition of or dealing with any interest in or to the reversion to this Lease)

(b)	If the Landlord or the Tenant wishes to contest any outgoings as aforesaid or to appeal any assessments related thereto or withdraw any such contest or appeal they will keep each other informed of such matter and give each other a chance to comment on the relevant matter and will supply to each other forthwith upon receipt copies of any such appeals or assessments and will each execute forthwith on request all consents authorisations or other documents as are required to give full effect to the foregoing

(c)	Not to (in respect of the Demised Premises) agree any assessments relating to the Demised Premises respectively without the prior approval in writing of the Landlord (such approval not to be unreasonably withheld or delayed) and once such approval is given the Tenant will execute forthwith on request any documents required to give effect to such agreement

(d)	To pay all charges for electricity telephone water gas (if any) and other services and all sewage and environmental charges consumed in the Demised Premises including any connection charge and meter installation costs and rents

(e)	Where any services of the nature referred to in (d) above are provided by the Landlord or any Superior Landlord (and the cost thereof is not recovered pursuant to Clause 8 of this Lease) to pay for any such service consumed and a proper and reasonable standing charge at a reasonable rate specified from time to time by the Landlord or any Superior Landlord and to permit the Landlord or any Superior Landlord to install maintain and read any meter in the Demised Premises relating to any such service

4.4 Comply with title matters

4.4.1 The Tenant will observe and perform the covenants, conditions and provisions affecting the Demised Premises contained in:

(a)	the Property and Charges Registers of the Title Numbers detailed in Schedule 4;

and will keep the Landlord fully and effectively indemnified from and against all costs claims demands and liabilities arising from any breach non-performance or non-observance thereof

4.4.2 Not to do any act or thing or omit to be done any act or thing in relation to the Demised Premises in breach of the tenant’s obligations (excluding the payment of rents and other sums) in the Superior Lease to the extent that this does not conflict with the express terms of this Lease

4.5 Utility authorities

To pay to the Landlord or as it may direct an amount equal to any rebate or rebates which the Tenant or any undertenant may receive from public utilities in respect of the capital costs incurred by the Landlord or any Superior Landlord the London Docklands Development Corporation or some party (other than the Tenant) of providing water foul and surface water drainage gas electricity and telecommunications

4.6 Repairs

(a)	To repair and keep in good and substantial repair and condition free from all defects the Demised Premises (damage by the Insured Risks and terrorism excepted save to the extent that payment of the insurance moneys shall be withheld by reason of any act neglect or default of the Tenant or any undertenant or any person under its or their control unless and to the extent that the Tenant shall have made good the deficiency in the insurance moneys)

(b)	To replace from time to time any of the Landlord’s fixtures and fittings which become in need of replacement as a result of the Tenant’s wilful or negligent damage thereof with new ones which are similar in type and quality (excluding any such fixtures and fittings which are the responsibility of the Landlord)

PROVIDED THAT the Tenant shall not be liable hereunder for the repair of any Structural Defect

4.7 Plant and machinery

To keep all plant machinery and other equipment (not being moveable property of the Tenant a Group Company of the Tenant or any undertenant) in the Demised Premises properly maintained and in good working order and condition (damage by the Insured Risks excepted save to the extent that payment of the insurance moneys shall be withheld by reason of any act neglect or default of the Tenant or any undertenant or any person under its or their control unless and to the extent that the Tenant shall have made good the deficiency in the insurance moneys) and notify the Landlord of the identity of any contractors employed by the Tenant for that purpose and pay due heed to any representations which the Landlord or the Superior Landlord may make in relation thereto PROVIDED THAT in relation to any contractors who carry out works which may affect the base building systems of the Building the Tenant shall obtain the approval of the Landlord to the identity of such contractors before they commence work such approval not to be unreasonably withheld or delayed

4.8 Decorations

Subject to the provisions of Clause 4.10 in every Decoration Year and also in the last three months of the Term howsoever determined (but not any more than once in any period of twelve months) in a good and workmanlike manner to prepare and decorate (with two coats at least of good quality paint) or otherwise treat as appropriate all parts of the Demised Premises required to be so treated and as often as may be reasonably necessary to wash down all washable surfaces such decorations and treatment in the last year of the Term to be executed in such colours and materials as the Landlord may reasonably require

4.9 Cleaning

To keep the Demised Premises in a clean and tidy condition and at least once in every month properly to clean the inside of all exterior windows window frames and other exterior glass enclosing the Demised Premises

4.10 Yield up

(a)	Immediately prior to the expiration or sooner determination of the Term at the cost of the Tenant:

(i)	to replace any of the Landlord’s fixtures and fittings which shall be missing or wilfully or negligently damaged by the Tenant with new ones of similar kind and quality

(ii)	to remove from the Demised Premises and the Building any moulding or sign of the name or business of the Tenant or occupiers and the Tenant’s furniture and effects and to make good to the reasonable satisfaction of the Landlord all damage caused by such removal

(iii)	to remove all video data and sound communications conducting material installed in the Demised Premises by or at the request of the Tenant and any undertenant

(iv)	if required to reinstate to the Landlord’s reasonable satisfaction the Bespoke Fitting Out Works and any Alterations carried out without the consent of the Landlord (where such consent is not required by this Lease)

(v)	in respect of Alterations (where consent of the Landlord is required by this Lease) the reinstatement obligations shall be as agreed between the Landlord and the Tenant as part of the Landlord’s consent to the future Alterations

(b)	At the expiration or sooner determination of the Term quietly to yield up the Demised Premises to the Landlord in a clean and tidy condition (fair wear and tear excepted) subject to repair or replacement where necessary of any damaged items in accordance with the covenants and other obligations on the part of the Tenant contained in this Lease

(c)	For the avoidance of doubt the Tenant is not required to reinstate the Generic Fitting Out Works at the expiration or sooner determination of the Term

4.11 Rights of entry by Landlord

To permit the Landlord and any Superior Landlord with all necessary materials and appliances at all reasonable times upon reasonable prior notice (except in cases of emergency) but subject to the Tenant’s reasonable security requirements to enter and remain upon the Demised Premises (for the avoidance of doubt including the risers, plant rooms and electrical switch rooms on each floor) where such entry is necessary to enable the Landlord and the Superior Landlord:

(a)	to view and examine the state and condition of the Demised Premises and to take schedules of the Landlord’s fixtures

(b)	to exercise any of the rights excepted and reserved by this Lease

(c)	for any other purpose connected with the management of or the interest of the Landlord in the Demised Premises or the Building

(d)	for all purposes in connection with any Superior Lease including to take any action or steps to remedy anything which shall be a breach or non-observance thereof or to prevent any forfeiture or anticipated forfeiture thereof

PROVIDED ALWAYS that the Landlord shall:

(i)	exercise such rights in a way that causes as little inconvenience and damage as reasonably possible; and

(ii)	make good any such damage caused to the reasonable satisfaction of the Tenant and for the avoidance of doubt and notwithstanding anything above the Landlord shall have access to all areas within the Demised Premises without notice in cases of emergency (including the activation of the fire alarm)

4.12 To comply with notices

(a)	Whenever the Landlord shall give written notice to the Tenant of any breach of covenant forthwith to remedy such breach

(b)	If the Tenant shall fail within twenty-one (21) days of such notice or as soon as reasonably possible in the case of emergency to commence and then diligently to continue to comply with such notice the Landlord may without further notice enter the Demised Premises and carry out or cause to be carried out all or any of the works referred to in such notice and all reasonable costs and expenses thereby properly incurred shall be paid by the Tenant to the Landlord on demand and in default of payment shall be recoverable as rent in arrear

4.13 Overloading floors and services and installation of wiring etc.

(a)	Not to do anything which may subject the Demised Premises or the Building to any strain beyond that which it is designed to bear (as notified by the Landlord to the Tenant in writing from time to time) with due margin for safety

(b)	To observe the weight limits prescribed for all lifts in the Building (as notified by the Landlord to the Tenant in writing from time to time)

(c)	Not to install or use any electrical equipment unless it has been fitted with an efficient suppressor so as to prevent any interference with radio or television reception telecommunications transmission or the operation of any equipment in the Building or the Estate

(d)	Promptly to provide or to consent to the disclosure by the relevant public utility of details to the Landlord of the installation in or upon any part of the Building of all video data and sound communications conducting material and associated equipment installed by or at the request of the Tenant or any undertenant excluding all such items within the Demised Premises or any risers exclusively serving the Demised Premises

4.14 Pipes

Not to overload or obstruct any Pipes or discharge into any Pipes any oil or grease or any noxious or deleterious substance which may cause an obstruction or become a source of danger or injure the Pipes or the drainage system of the Building or the Estate

4.15 Noxious Fumes

To take all necessary steps to ensure that all smells and fumes caused by cooking refuse or food shall be removed from the Demised Premises so as to ensure that in the reasonable opinion of the Landlord no nuisance or annoyance shall be caused to the Landlord or to any of the tenants or occupiers of the Building or the Estate

4.16 Dangerous materials and use of machinery

Not to bring into any part of the Building and of the Demised Premises anything which is or is likely to become dangerous offensive combustible especially inflammable radioactive or explosive or which might increase the risk of fire or explosion or which would cause or be likely to cause nuisance annoyance disturbance or damage to the Landlord or any tenant owner or occupier of any part of the Building or the Estate PROVIDED THAT this Clause shall not prevent the use of goods and machinery utilised in connection with a modern office building and the activities carried on thereat

4.17 Heating cooling and ventilation and other systems

(a)	Not to do anything which adversely affects the heating cooling or ventilation of the Building or any other centrally controlled systems or which imposes an additional load on the heating cooling or ventilation plant and equipment or any such system beyond that which it is designed to bear

(b)	To take all steps necessary to prevent any mechanical ventilation of the Demised Premises installed by or on behalf of the Tenant any undertenant or permitted occupier drawing air from or exhausting air into the Common Parts of the Building

4.18 User

(a)	Not to use or occupy the Demised Premises for any purpose except for the Permitted User and ancillary uses

(b)	Not to use the Demised Premises or any part thereof for any auction or public meeting public exhibition or public entertainment or for gambling or as a club or for the business of a turf accountancy estate agency retail travel agency staff or employment agency or Government Department where services are provided principally to visiting members of the public

(c)	Not to use the Demised Premises or any part thereof for any dangerous noisy noxious or offensive trade business or occupation whatsoever nor for any illegal or immoral purpose nor for residential or sleeping purposes

(d)	Not to leave the Demised Premises continuously unoccupied for more than seven (7) days without providing such caretaking and security arrangements as the Landlord shall reasonably require in order to protect the Demised Premises and its contents and to deal with any emergency

(e)	To ensure that at all times the Landlord has written notice of the name home address and home telephone number of at least two keyholders of the Demised Premises

4.19 Alterations

(a)	Not to make any alterations or additions in or to the Demised Premises or the exterior or structure thereof other than internal non-structural alterations (including changing the layout of the partitioning within the Demised Premises) which the Tenant may carry out with the prior written consent of the Landlord which shall not be unreasonably withheld or delayed (and for the avoidance of doubt it is agreed that where the Tenant has provided to the Landlord advance written notice of the same the Tenant shall not require the Landlord’s consent in relation to the erection, alteration and removal of internal partitioning and associated electrical and consequential works) provided that any alterations to the exterior or structure of the Building or which interfere with or affect the Building Services or the heating or air conditioning systems or any other centrally controlled systems within the Building shall be prohibited.

(b)	Not to add to or change the lighting within the Demised Premises which lighting is visible from outside the Demised Premises without obtaining the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed nor to install any window coverings except those which have been approved in writing by the Landlord from time to time (such approval not to be unreasonably withheld or delayed).

(c)	Promptly to make good all damage caused to any parts of the Building or any Adjoining Property in the carrying out of any alterations or additions.

(d)	Following completion of any alterations to promptly supply the Landlord with:

(i)	a set of as-built drawings showing the alterations as actually carried out together with an updated set of any relevant drawings or their equivalent on computer disc to the extent that they are available reflecting changes to the Tenant’s works; and

(ii)	a copy of any health and safety file kept available for inspection in accordance with the Construction (Design Management) Regulations 1994 which is required to be maintained

4.20 Works carried out to the Demised Premises

Without prejudice to the provisions of Clause 4.19 or to any covenants and conditions which the Landlord may reasonably require or impose in giving consent for alterations or additions to the Demised Premises to carry out any alterations additions repairs replacements or other works to or in respect of the Demised Premises promptly and in a good and workmanlike manner and in accordance with the reasonable requirements of the Landlord notified in writing to the Tenant and in particular but without prejudice to the generality thereof:

(a)	any works the carrying out of which may in the Landlord’s reasonable opinion constitute a nuisance or disrupt the businesses or activities or other tenants or occupiers of the Building or the Estate or the public shall be performed outside the hours of 9.00 am to 6.00 pm on Monday to Friday (inclusive)

(b)	any works likely materially to affect the structure of the Building as a whole or any centrally controlled systems within the Building as a whole or serving other tenants shall at the Landlord’s option be performed at the Tenant’s expense by the Landlord or by contractors designated by the Landlord at a reasonable time specified by the Landlord and at a reasonable cost.

4.21 Not used

4.22 Alienation

(a)	Except as otherwise permitted in this Clause 4.22 not to assign underlet or charge any part or parts (as distinct from the whole) of the Demised Premises and not to agree so to do or permit any person so to do

Not to part with possession of or share the occupation of the whole or any part or parts of the Demised Premises or agree so to do or permit any person to occupy the same save by way of an assignment or underletting of the whole of the Demised Premises or on underletting of a Permitted Part thereof (as hereinafter defined) in accordance with the provisions of this Clause 4.22 PROVIDED THAT nothing contained in this Clause 4.22 shall prevent the Tenant from sharing occupation of the whole or any part or parts of the Demised Premises with a company which is and remains a Group Company of the Tenant so long as such occupation shall not create the relationship of landlord and tenant between the Tenant and the Group Company

4.22.2

(a)	For the purposes of Section 19(1A) of the Landlord and Tenant Act 1927 it is agreed that the Landlord may withhold consent to an assignment of the whole of the Demised Premises if:

(i)	the proposed assignee or any proposed guarantor for it (other than any guarantor under an authorised guarantee agreement as referred to in Clause 4.22.2(b)(i) is any person or Entity who has the right to claim sovereign or diplomatic immunity or exemption from liability from the covenants on the part of the Tenant contained in this Lease or

(ii)	the proposed assignee or any proposed guarantor for it (other than any guarantor under an authorised guarantee agreement as referred to in Clause 4.22.2(b)(i) is a corporation registered in or an individual resident in a jurisdiction in which there is no reasonable prospect of enforcement of a judgment obtained in the Courts of England and Wales

(iii)	the proposed assignee or any proposed guarantor for it (other than any guarantor under an authorised guarantee agreement as referred to in Clause 4.22.2(b)(i) is any person or Entity in relation to whom any of the events mentioned in Clause 7.1(c), 7.1(d), 7.1(e) and 7.1(g) of this Lease would have occurred if that person or Entity were the Tenant under this Lease or

(iv)	any rent due and (where demand is required) demanded from the Tenant under this Lease remains unpaid.

(b)	For the purposes of Section 19 (1A) of the Landlord and Tenant Act 1927 and Section 16 of the Landlord and Tenant (Covenants) Act 1995 it is further agreed that any consent of the Landlord to an assignment of the whole of the Demised Premises may (if the Landlord so requires) be subject to:

(i)	a condition if reasonably required requiring that before the Tenant completes the assignment of this Lease the Tenant jointly and severally execute and deliver to the Landlord a deed containing covenants on the part of the Tenant and the Surety in the form of those contained in Schedule 8

(ii)	a condition that the assignment is completed and registered with the Landlord in accordance with Clause 4.23 within three months of the date of the consent and that if it is not so completed the consent shall be void

(iii)	a condition that before the Tenant completes the assignment of the Lease, if the Landlord acting reasonably determines it to be necessary, one or more guarantors acceptable to the Landlord, acting reasonably, covenant by deed with the Landlord in the form of guarantee set out in Schedule 6 with any changes reasonably required by the Landlord (as a result of any change in the law) so as to make such deed as efficacious as it would have been if it had been entered into immediately after the grant of this Lease

(iv)	a condition that before the Tenant completes the assignment of the Lease, if the Landlord acting reasonably determines it to be necessary, the proposed assignee enters into a rent deposit deed in a form and for a sum acceptable to the Landlord

(v)	a condition that prior to any permitted assignment the Tenant will procure that the assignee enters into a direct covenant with the Landlord that with effect from the date of the assignment until the first subsequent assignment which is not an excluded assignment (as the expression is defined in the Landlord and Tenant (Covenants) Act 1995) the proposed assignee will pay the rents hereby reserved and perform and observe the covenants by the Tenant contained in this Lease

(c)	Without prejudice to the provisions of Clauses 4.22.2(a) and 4.22.2(b) the Tenant shall not assign the whole of the Demised Premises without the prior written consent of the Landlord and the Superior Landlord and except in relation to the circumstances mentioned in Clause 4.22.2(a) and the conditions mentioned in Clause 4.22.2(b) such consent shall not be unreasonably withheld or delayed

(d)	Without prejudice to the provisions of Clauses 4.22.2(a) and 4.22.2(b) where the proposed assignee of the whole of the Demised Premises is a Group Company of the Tenant, which in the Landlord’s reasonable opinion is of a lesser covenant strength than the Tenant (together with any guarantor), the Landlord if it reasonably determines it to be necessary can demand an additional direct guarantee from a company within the Group Company of the Tenant which, in the Landlord’s reasonable opinion has an equivalent financial status to the Tenant.

(e)	Clauses 4.22.2(a) and 4.22.2(b) shall operate without prejudice to the Landlord’s right to refuse such consent on any other ground or grounds where such refusal would be reasonable or to impose further conditions upon the grant of consent where such imposition would be reasonable

4.22.3

(a)	Not to underlet any part or parts of the Demised Premises or the whole of the Demised Premises otherwise than on the following conditions:-

(i)	The Demised Premises shall not at any time be in the occupation of more than 4 Entities the Tenant and any Group Company of the Tenant sharing occupation with the Tenant pursuant to the proviso to Clause 4.22(a) counting as one

(ii)	Each separate unit of accommodation to be underlet or retained on each floor shall comprise a Net Internal Area of not less than six thousand (6,000) square feet and shall be capable of being occupied and used as a separate and self-contained unit with all necessary and proper services (a Permitted Part)

(iii)	If the Landlord shall reasonably so require, the Tenant shall obtain an acceptable guarantor for any proposed undertenant and such guarantor shall execute and deliver to the Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants) with the Landlord, as a primary obligation in the terms contained in Schedule 6 (with any necessary changes) or in such other terms as the Landlord may require

(iv)	Prior to the grant of any underlease the underlease shall be validly excluded from the operation of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 in accordance with the provision of Section 38(A) of that Act and the relevant schedules of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 and the Tenant shall supply the Landlord with a copy (certified by solicitors as a true copy of the original for this purpose) of the notice served by it and the undertenants statutory declaration pursuant to Section 28A of that Act

(b)	Not to underlet the whole of the Demised Premises otherwise than on the condition that if the Landlord shall reasonably so require, the Tenant shall obtain an acceptable guarantor for any proposed undertenant and such guarantor shall execute and deliver to the Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants) with the Landlord, as a primary obligation, in the terms contained in Schedule 6 (with any necessary changes) or in such other terms as the Landlord may reasonably require

(c)	Not to underlet the whole of the Demised Premises or a Permitted Part at a fine or a premium or at a rent less than the open market rental value of the Demised Premises or (as the case may be) of a Permitted Part in each case at the time of such underlease and otherwise on arm’s length terms

(d)	Without prejudice to the foregoing provisions not to charge (save by way of a floating charge) or underlet the whole of the Demised Premises nor to underlet a Permitted Part thereof without the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed nor to assign the whole of the Demised Premises otherwise than in strict compliance with Clause 4.22.2(b)

(e)	Prior to any permitted underlease to procure that the undertenant enters into direct covenants with the Landlord as follows:-

(i)	An unqualified covenant by the undertenant that the undertenant shall not assign or charge (or agree so to do) any part or parts (as distinct from the whole) of the premises to be thereby demised and shall not (save by way of an assignment or underlease of the whole of the Demised Premises) part with possession of or share the occupation of the whole or any part of the premises to be thereby demised or agree so to do or permit any person to occupy the same PROVIDED THAT nothing shall prevent the undertenant from sharing occupation of the whole of the Demised Premises or a Permitted Part with a company which is and remains a Group Company of the undertenant (subject to no relationship of landlord and tenant being thereby created)

(ii)	A covenant by the undertenant that the undertenant shall not assign charge (save by way of a floating charge) or underlet the whole of the premises to be thereby demised (or agree so to do) or underlet a Permitted part (or agree so to do) without (in each case) obtaining the prior written consent of the landlord such consent not to be unreasonably withheld or delayed

(iii)	An unqualified covenant by the undertenant of a Permitted Part not to further sub-underlet in whole or part the proposed underlease premises

(iv)	An unqualified covenant by the undertenant to procure from and enforce against any tenant of the undertenant (being the party to whom the undertenant grants a further underlease) a covenant not to further underlet in whole or part the proposed underlease premises

(v)	A covenant by the undertenant to perform and observe all the tenant’s covenants and the other provisions contained in the permitted underlease (other than as to payments of rent)

(f)	Every permitted underlease shall contain:-

(i)	unless the prospective term of the underlease is less than five years provisions for the review of the rent thereby reserved (which the Tenant hereby covenants to operate and enforce) on an upwards only basis

(ii)	a covenant by the undertenant (which the Tenant hereby covenants to enforce) prohibiting the undertenant from doing or suffering any act or thing in relation to the premises underlet in breach of this Lease

(iii)	a condition for re-entry on breach of any covenant by the undertenant

(iv)	(subject to the provision of Clause 4.22.3(g) the same provisions (mutatis mutandis) as are set out in Clause 4.22.2

(v)	an unqualified covenant by the undertenant that the undertenant shall not (save by way of an underlease of the whole of the Demised Premises) further underlet the premises underlet

(vi)	a covenant by the undertenant not to underlet the whole of the Demised Premises at a fine or a premium or at a rent less than the open market rental value of the Demised Premises at the time of such underlease and otherwise on arm’s length terms

(vii)	a unqualified covenant by the undertenant (which the Tenant hereby covenants to enforce) to procure from and enforce against its undertenant (that is, the party to whom the undertenant grants a further underlease) a covenant not to underlet

(viii)	valid provisions excluding the underlease from the operation of Sections 24 and 28 (inclusive) of the Landlord and Tenant Act 1954 in accordance with the provision of Section 38(A) of that Act and the relevant schedules of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 and a covenant by the undertenant to supply to the Tenant a copy of the notice served by it and the undertenant’s (being the tenant under such underlease) statutory declaration pursuant to Section 28(A) of the Act (and the Tenant hereby covenants to without delay forward a copy of the aforementioned declaration to the Landlord)

(ix)	subject to (i) above and excluding payment of rents and other sums under this Lease) materially the same terms and provisions as in the Superior Lease insofar as they relate to the underlease premises

(g)	To enforce the performance and observance by every such undertenant of the covenants provisions and conditions of the underlease and not at any time to waive any breach of the same

(h)	To procure that the principal rent is reviewed under any permitted underlease in accordance with the terms thereof and to secure that the best rent reasonably obtainable is achieved on such review the Tenant notifying the Landlord of the rent which it proposes to agree with the undertenant, and affording the Landlord a reasonable opportunity to make representations with regard thereto (to which representations the Tenant shall pay due heed but without being bound by the same)

(i)	Not to vary the terms of any permitted underlease (or agree so to do) without the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed

(j)	To procure that the rents reserved by any permitted underlease shall not be commuted or payable more than one quarter in advance and not to permit the reduction of any rents reserved by any such underlease

4.22.4 If at any time any one or more provisions of this Clause 4.22 or any part thereof is or becomes invalid or illegal or unenforceable in any respect under any law the validity legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby

4.22.5 As soon as reasonably practicable but in any event within ten (10) Working Days of receipt by the Landlord of the Tenant’s application for licence to assign the Landlord shall serve a notice on the Tenant stating:

either

(a)	that none of the circumstances set out in Clause 4.22.2(a) exist; or

(b)	that the circumstances set out in Clause 4.22.2(a) exist and provide its reasons as to why it believes that those circumstances exist; and

(c)	whether or not it wishes to impose any of the conditions set out in Clause 4.22.2(b)

or

(d)	that insufficient information has been supplied for it to make a decision pursuant to such application (in which event the Landlord shall serve a further notice pursuant to the provisions of this Clause 4.22.5 within ten (10) Working Days of sufficient information being supplied for such a decision to be made)

and if thereafter any question of whether or not any of the circumstances set out in Clause 4.22.2(a) exist in relation to a proposed assignment of the whole of the Demised Premises or as to whether any of the conditions referred to in Clause 4.22.2(b)(iii) should be imposed may be referred by either party to an expert for determination in accordance Schedule 7

4.22.6 Any application to be made by the Tenant for licence to assign pursuant to this Clause 4.22 shall be made in writing to the Landlord

4.23 Registration of dispositions

Within twenty-eight (28) days of every assignment transfer assent underlease assignment of underlease mortgage charge or any other disposition whether mediate or immediate of or relating to the whole or any part or parts of the Demised Premises to supply to the Landlord a copy certified by the Tenant’s solicitors of the document evidencing or effecting such disposition (and in the case of an underlease in respect of which the provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 have been excluded a certified copy of both the notice served by the landlord thereunder and of the tenant’s declaration or statutory declaration in response pursuant to section 38A of that Act) and on each occasion to pay to the Landlord or its solicitors a reasonable registration fee not exceeding £25.00

4.24 Disclosure of information

Whenever the Landlord shall reasonably request to supply full particulars of all occupations and derivative interests in the Demised Premises however remote or inferior

4.25 Landlord’s costs

Within ten (10) Working Days of demand, to pay and indemnify the Landlord against all reasonable costs fees charges disbursements and expenses property incurred by them:

(a)	in relation to the preparation and service of a notice under Section 146 of the Law of Property Act 1925 and of any proceedings under Section 146 or 147 of that Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under Section 146 is complied with by the Tenant or the Tenant is relieved under the provisions of that Act and even though forfeiture may be avoided otherwise than by relief granted by the Court) provided always that if it is determined that the Tenant was not in breach it shall not be responsible for such sums

(b)	in relation to the preparation and service of all notices and schedules relating to wants of repair whenever served but relating only to such wants of repair that accrued during the Term) provided always that if it is determined that the Tenant was not in breach it shall not be responsible for such sums

(c)	in connection with the recovery or attempted recovery of arrears of rent or other sums due from the Tenant or in procuring the remedying of the breach of any covenant by the Tenant provided always that if it is determined that the Tenant was not in breach it shall not be responsible for such sums

(d)	in relation to any application for consent required or made necessary by this Lease (such costs to include reasonable management and monitoring fees and expenses) whether or not the same is granted (except in cases where the Landlord is obliged not to unreasonably withhold or delay its consent and the withholding or delaying of its consent is unreasonable) or whether the application be withdrawn

4.26 Statutory requirements

(a)

At the Tenant’s own expense to comply in all respects with every statute now in force or which may after the date of this Lease be in force and any other obligation imposed by law and all regulations laws or directives made or issued by or with the authority of The European Commission and/or The Council of Ministers relating to the Demised Premises or its use, including the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act

1971, the Defective Premises Act 1972, the Health and Safety at Work etc. Act 1974 and the Environmental Protection Act 1990

(b)	To execute all works and provide and maintain all arrangements on or in respect of the Demised Premises or their use which are required by any statute now in force or which may after the date of this Lease be in force or by any government department, local, public or other competent authority or court of competent jurisdiction acting under or in pursuance of any statute, whether any of the same are required to be carried out by the landlord, tenant or occupier, and to indemnify the Landlord against all reasonable and proper costs, charges, fees and expenses of, or incidental to, the execution of any works or the provision or maintenance of any arrangements so required to be carried out by the Landlord

(c)	Not to do or omit to be done in or near the Demised Premises any act or thing by reason of which the Landlord or any other occupier may under any statute or non-statutory regulations become liable to pay any penalty damages compensation costs charges or expenses

4.27 Planning Acts

(a)	To comply with the provisions and requirements of the Planning Acts

(b)	Not to apply for planning permission or for other consents required under the Planning Acts in respect of the Demised Premises or for certificates or determinations as to lawful use without the prior written consent of the Landlord not to be unreasonably withheld or delayed

(c)	At the Tenant’s own expense to obtain and, if appropriate, renew any planning permission and any other consent and serve all necessary notices required for the carrying out by the Tenant of any operations

(d)	To pay and satisfy any charge or levy that may hereafter be imposed under the Planning Acts in respect of any Development by the Tenant on or at the Demised Premises

(e)	The Tenant shall not implement any planning permission or consent required under the Planning Acts before it has been produced to and approved in writing by the Landlord such approval not to be unreasonably withheld or delayed

(f)	Unless the Landlord shall otherwise direct to carry out and complete before the expiration or sooner determination of the Term:

(i)	any works stipulated to be carried out to the Demised Premises as a condition of any planning permission granted during the Term and implemented by the Tenant or any undertenant and

(ii)	any Development begun by the Tenant or any undertenant or occupier upon the Demised Premises in respect of which the Landlord shall or may be or become liable for any charge or levy under the Planning Acts

(g)	If and when called upon so to do to produce to the Landlord on demand all plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this Clause have been complied with in all respects

4.28 Statutory notices

Within fourteen (14) days after receipt of the same (or sooner if requisite having regard to the time limits stated therein) to produce to the Landlord a copy and any further particulars required by the Landlord of any notice or order or proposal for the same given to the Tenant and relevant to the Demised Premises or the occupiers thereof or of the Building or of the Estate and without delay to take all necessary steps to comply with the notice or order so far as the same is the responsibility of the Tenant and at the reasonable request of the Landlord and (at the cost of the Landlord) to make or join with the Landlord in making such objection or representation against or in respect of any such notice order or proposal as the Landlord shall reasonably deem expedient

4.29 Defective premises

Immediately upon becoming aware of the same, to give written notice to the Landlord of any defect in the Demised Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing so as to comply with the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 and at all times to display and maintain all notices which the Landlord may from time to time reasonably require to be displayed in relation thereto

4.30 Fire precautions and equipment etc.

To comply with the requirements and reasonable recommendations of the fire authority and/or the insurers of the Demised Premises provided these have been notified to the Tenant in writing and with the reasonable requirements of the Landlord or any Superior Landlord in relation to fire precautions affecting the Demised Premises and for the avoidance of doubt it shall be the Landlord’s responsibility to install and maintain fire extinguishers

4.31 Encroachments and easements

(a)	Save as permitted by this Lease not to stop up or obstruct any of the windows or lights belonging to the Demised Premises nor to permit any new window opening doorway passage Pipes or other encroachment or easement to be made of acquired into upon or over the Demised Premises or any part thereof and in case any person shall attempt to make or acquire any encroachment or easement to give written notice thereof to the Landlord immediately the same shall come to the notice of the Tenant and at the request of the Landlord to adopt such means as may be reasonably required by the Landlord for preventing any such encroachment or the acquisition of any such easement

(b)	Not to give to any person any acknowledgement that the Tenant enjoys the access of light to any of the windows or openings of the Demised Premises by the consent of such person nor to pay any sum of money or enter into any agreement with any person for the purpose of inducing or binding such person to abstain from obstructing the access of light to any of the windows or openings and in the event of any person doing or threatening to do anything which obstructs the access of light to any of the windows or openings forthwith to notify the Landlord of the same

4.32 Indemnity

To keep the Landlord fully indemnified from and against all actions proceedings claims demands losses costs expenses damages and liability arising from any breach of the Tenant’s covenants or other obligations contained in or ancillary to this Lease provided that the Landlord shall notify the Tenant of any such actions or other matters and take all reasonable steps to mitigate such loss having regard to the nature of the breach

4.33 Value Added Tax

4.33.1 Where by virtue of any of the provisions of this Lease (i) the Tenant is required to pay repay or reimburse to the Landlord any rent costs charges fees expenses or any other sums or amounts whatsoever in respect of the supply of any goods and/or services by or to the Landlord or (ii) there is any other supply of goods or services made or deemed to be made for Value Added Tax purposes to the Tenant by the Landlord whether or not for payment then the Tenant shall (in the case of Value Added Tax to which reference is made in sub-paragraphs (a) and (b) below, against delivery by the Landlord to the Tenant of a valid VAT invoice) be required to pay in addition or (as the case may be) to keep the Landlord indemnified against:

(a)	the amount of any Value Added Tax which is chargeable from time to time on the supply of goods and/or services as aforesaid to the Tenant and

(b)	the amount of any Value Added Tax chargeable in respect of supplies made or deemed to be made to the Landlord the cost of which is incurred in the calculation of the sums which the Tenant is required to pay repay or reimburse to the Landlord or in respect of which the Tenant is required to indemnify the Landlord save to the extent that the Landlord is entitled to obtain a credit for such Value Added Tax as “input tax” under the provisions of sections 25 and 26 of the Value Added Tax Act 1994 PROVIDED THAT this sub-paragraph (b) shall not apply to the extent that such Value Added Tax is taken into account in the calculation of payments to be made under Clause 8

Where any payment due under or by virtue of this Lease is a payment on which Value Added Tax is or may be chargeable (by reason of an election of the Landlord or otherwise) to pay the amount of such tax in respect of the payment at the rate applicable to that payment and accordingly references in this Lease to the amount of such rent, costs, charges, fees, expenses or other sums or amounts shall be construed as being expressed exclusive of Value Added Tax

4.33.2 If the Tenant is entitled to an indemnity payment under Clause 5.4 the Tenant shall be entitled to set such indemnity payment off against the Value Added Tax payable under this Clause 4.33 to which that indemnity payment relates and to pay only the net amount

4.33.3 The Tenant shall notify the Landlord as soon as reasonably practicable after becoming aware of any matter giving rise to a right of indemnification under Clause 5.4 and shall consider in good faith any request made by the Landlord that the Tenant contests the recoverability as VAT of the Tenant’s Irrecoverable VAT giving rise to such right of indemnification by appropriate means PROVIDED ALWAYS that this Clause shall not:

(i)	Impose any obligation on the Tenant to disclose any information concerning its VAT affairs to the Landlord or any other person; or

(ii)	Require the Tenant to initiate proceedings against H. M. Customs & Excise in relation to any such Tenant’s Irrecoverable VAT

4.34 Regulations

Insofar as the same relate to the Demised Premises or the activities acts or omissions of the Tenant or any undertenant or any persons under its or their control to comply or procure compliance with the Regulations

4.35 Landlord and Tenant (Covenants) Act 1995; Landlord’s Release

Not unreasonably to withhold or delay its consent to an application by the Landlord for a release of its obligations hereunder pursuant to the Landlord and Tenant (Covenants) Act 1995

5.	LANDLORD’S COVENANTS

The Landlord COVENANTS with the Tenant:

5.1 Quiet enjoyment

That the Tenant paying the rents reserved by this Lease and performing and observing the covenants on the part of the Tenant herein contained may peaceably hold and enjoy the Demised Premises during the Term without any interruption by the Landlord or any person lawfully claiming through under or in trust for it

5.2 Superior Title

(a)	By way of indemnity only and to the extent that any non-compliance affects the Tenant to pay the rents reserved by and other sums due under the Superior Lease and (save insofar as the same are the responsibility of the Tenant under this Lease) observe and perform the conditions and covenants imposed on the lessee in the Superior Lease and to use all reasonable endeavours to procure that the Superior Landlord and the Management Company observes and performs the conditions and covenants imposed on them in the Superior Lease

(b)	The Landlord shall not vary the Superior Lease or the Structure Lease in a manner which would prejudice or interfere to a material extent with the continued provision of the rights granted to the Tenant pursuant to this Lease or the provisions by the Superior Landlord of the services covenanted to be provided or procured by the Superior Landlord under the Superior Lease

5.3 Building Services

(a)	Throughout the Term and subject to and conditional upon the Tenant making payments relating to Building Expenditure in accordance with Clause 8 and subject as provided in Clause 7.5 to provide or procure the provision of (i) the Building Services in accordance with the principles of good estate management and having regard to the nature and quality of the Building as shall be necessary for the reasonable beneficial enjoyment and use of the Demised Premises and the exercise of the rights granted in Schedule 1 and (ii) a lift service to the Demised Premises outside Business Hours as is referred to in Clause 7.7 (in relation to which lift service the provisions of Clauses 7.4 and 7.5 shall apply as if the same were part of the Building Services) PROVIDED THAT the Landlord shall not be liable to the Tenant in respect of any failure or interruption or delay in the provision of any of such services caused by Force Majeure provided the Landlord uses its reasonable endeavours to minimise such failure or interruption or delay PROVIDED FURTHER THAT the Landlord may discontinue, withhold, add to, extend, vary or alter any of the Building Services or any of the items the costs of which are included in Schedule 5 from time to time if the Landlord shall reasonably consider it desirable or necessary to do so for the more efficient management, operation or security of the Building or in the interest of or for the comfort of the owners, occupiers and tenants of the Building or for any reason the Landlord reasonably considers to be in the interests of good estate management

(b)	To use reasonable endeavours to procure compliance by the Superior Landlord or the company providing the Estate Services of the covenants contained in the Superior Lease in relation to the Estate Services

5.4 Value Added Tax

5.4.1 Save:

(a)	in the circumstances set out in Clause 5.4.3; or

(b)	where the Tenant has made or suffered or permitted to be made such an election which has effect in relation to supplies made by the Tenant relating the Demised Premises or the Building or has become a relevant associate (as defined below) of a person who has made such an election; or

(c)	where it or any relevant associate is required by law to make such election or it is required by law to become such a relevant associate

Not to make or suffer or permit to be made (including by any “relevant associate” as that term is defined for the purposes of Schedule 10 to the Value Added Tax Act 1994) an election to waive exemption from Value Added Tax pursuant to paragraph 2(1) of Schedule 10 to the Value Added Tax Act 1994 (or any similar election having substantially the same effect in relation to Value Added Tax) which has effect in relation to supplies made by it to the Tenant relating to the Demised Premises or the Building during the Term, or become, during the Term a relevant associate of a person who has made such an election and it is hereby agreed that if any such election is made, or the Landlord becomes a relevant associate of a person who has made such an election in breach of this covenant then notwithstanding the provisions of Section 89 of the Value Added Tax Act 1994 the consideration for such supplies shall not be increased in consequence of such election but instead such consideration for such supply shall be and be deemed to be for all purposes inclusive of Value Added Tax

5.4.2 The Landlord hereby represents that neither it nor any of its relevant associates (as the term “relevant associate” is defined for the purposes of Schedule 10 to the Value Added Tax Act 1994) has made an election to waive exemption from Value Added Tax as is referred to in Clause 5.4.1 which has effect in relation to the Demised Premises or the Building

5.4.3 If the Landlord considers that it or any Group Company of the Landlord has suffered or will or may suffer Landlord’s Irrecoverable VAT it shall so notify the Tenant. Following any such notification, the Tenant will discuss in good faith with the Landlord the ability of the Tenant and of any Group Company of the Tenant which at that time occupies the Building to recover Value Added Tax in respect of supplies made to it relating to the Demised Premises or the Building (as the case may be) and the extent to which (without prejudice to the proper commercial and business requirements of the Tenant and other Group Companies of the Tenant) it is possible to maximise such recovery. If following such discussions the Landlord considers (having regard to, inter alia, the provisions of this Lease) that it would be advantageous to do so, it shall be entitled to make or suffer or permit to be made an election to waive exemption from Value Added Tax which has effect in relation to supplies made by it to the Tenant relating to the Demised Premises and/or the Building and/or to become a relevant associate of any other person who has made such an election for Value Added Tax purposes. The Landlord agrees that it shall notify the Tenant if it makes such an election or suffers or permits such an election to be made or if it becomes a relevant associate of a person who has made such an election

5.4.4 If an election to waive exemption from Value Added Tax is made or the Landlord or the Superior Landlord becomes a relevant associate of a person who has made such an election in each case in accordance with Clause 5.4.3 then the Landlord shall indemnify the Tenant against:

(i)

any Value Added Tax (including for the purposes of this Clause 5.4.4 any interest, charges or penalties on such Value Added Tax other than interest, charges or penalties which arise out of the wilful or negligent actions or omissions of the Tenant) comprised in by the Tenant in respect of supplies of the Demised Premises or the Building made by the Landlord (or, where applicable, the Superior Landlord) to the Tenant (excluding for the avoidance of doubt any payment made or to be made under Clause 8.) (Relevant VAT) which is Tenant’s Irrecoverable VAT; together with

(ii)	interest at the base lending rate of Citibank N.A. from time to time on Relevant VAT which is not Tenant’s Irrecoverable VAT, from the date of the relevant payment by the Tenant to the Landlord (or, where applicable, the Superior Landlord) until the earliest date on which such VAT could have been recovered by the Tenant

Subject to Clause 4.33.2, any indemnity payment under (i) above shall be due to the Tenant at such time as the Value Added Tax chargeable in respect of the relevant supply is due from the Tenant (or would have become due but for the Tenant’s right of set off under Clause 4.33.2 and any indemnity payment under (ii) above shall be made on the earliest date to which reference is made in (ii). It is agreed that the Tenant shall be entitled, acting reasonably, to determine the extent to which Value Added Tax is Tenant’s Irrecoverable VAT an if the amount of Value Added Tax recovered by the Tenant is adjusted (whether by virtue of Article 20 of the Sixth Directive (77/388/EEC) or otherwise and whether such adjustment represents an increase or decrease in the amount recovered such adjusting payments shall be made between the Tenant and the Landlord as are appropriate to ensure that the Tenant is effectively indemnified against the Tenant’s Irrecoverable VAT as so adjusted

PROVIDED THAT the Landlord shall not be required to indemnify the Tenant under this Clause 5.4.4 if (and to the extent that):-

(A)	the Landlord or the Superior Landlord or any relevant associate of the Landlord or the Superior Landlord is required as a result of a change of law to make an election as is referred to in Clause 5.4.1 which has effect in relation to all or any part of the Demised Premises or the Building or the Landlord or Superior Landlord is required as a result of a change of law to become a relevant associate of a person who has made such an election or

(B)	Value Added Tax is chargeable in respect of any supply of all or any part of the Demised Premises or the Building by the Landlord (or, where applicable, the Superior Landlord) to the Tenant as a result of a change of law and, for the purposes of sub-paragraphs (a) and (b) above, “change of law” means the introduction or amendment or repeal after the date of this Lease of any applicable law and/or order, regulation, official directive or publication (having the force of law) or the occurrence after the date hereof of any change in, or in the application of, any practice relating to Value Added Tax (where such application or practice is applicable to, and details of such application or practices are available to, taxpayers generally)

5.4.5 The indemnity and covenant in Clause 5.4.4 shall:

(i)	expire and cease to have effect on the expiry of Ten (10) years and Seven (7) months from the Term Commencement Date; and

(ii)	subject to (i) above, be for the benefit of and enforceable by Instinet Global Services Limited (company number 02550604) (Instinet) and for the avoidance of doubt, shall be for the benefit of and enforceable by successors and assigns of Instinet

5.5 Defects

5.5.1 To procure at no cost to the Tenant the repair and / or rectification and / or replacement as necessary of any Structural Defects which manifest themselves during the Term and the cost to the Landlord of the Landlord carrying out or procuring the carrying out of any such repair and / or rectification and / or replacement shall be borne entirely by the Landlord and the Landlord shall not seek or attempt or claim to be entitled to recover any such cost from the Tenant

PROVIDED THAT

(i)	The Tenant shall permit the Landlord, the Management Company and/or their respective the Landlord professional teams and all persons authorised by them at all reasonable times during or outside of normal working hours (or at any time in the event of emergency) and on giving reasonable prior written notice (consulting with the Tenant as to the timing of entry) to enter the Demised Premises by appointment and accompanied in order to remedy any Structural Defects and the persons so entering shall cause the minimum of disturbance reasonably practicable and shall make good to the reasonable satisfaction of the Tenant any physical damage caused thereby to the Demised Premises and shall comply with the Tenant’s reasonable security requirements;

(ii)	The Tenant shall notify the Landlord as soon as reasonably practicable after becoming aware of any alleged Structural Defects and shall give the Landlord and CWL a reasonable period (taking into account the nature and effect of the Structural Defect) to inspect and investigate the same;

(iii)	The Tenant shall not be required to carry out any remedial works to Structural Defects and to the extent that it does so the Landlord shall not be responsible for any costs incurred; and

(iv)	Notwithstanding Clause 5.5.1 (iii) above, the cost of carrying out any remedial works to remedy any Structural Defects shall be borne entirely by the Landlord

6.	INSURANCE

6.1 Insurance

The Landlord shall:

(a)	enforce the covenant on the part of the Superior Landlord contained in the Superior Lease to insure the Building and any engineering and electrical plant and machinery being part of the Building and property owners liability (as referred to in the Superior Lease)

(b)	if the Demised Premises or access thereto shall be destroyed or damaged by any of the Insured Risks and the policy of insurance shall not have been vitiated or payment of the policy monies refused in whole or part by reason of any act or default of the Tenant or any person deriving title under the Tenant or their respective servants agents or visitors (and subject to the Tenant paying any reasonable excess having regard to the nature and location of the Building) use its reasonable endeavours to enforce the covenant on the part of the Superior Landlord contained in the Superior Lease for the reinstatement of the destruction or damage

(c)	at the request and cost of the Tenant (but not more than once in any period of twelve months) use all reasonable endeavours to obtain from the Superior Landlord a copy of the insurance policy relating to the Building or sufficient details thereof

(d)	if in its reasonable discretion it considers it to be necessary, insure and keep insured with some insurance company of repute loss of Rent and rents reserved under Clause 3.1(c) payable under this Lease for such period not exceeding five years as the Landlord may from time to time reasonably deem to be necessary having regard to the likely period required for obtaining planning permission and reinstating the Building or resuming occupation of the Building and/or Demised Premises PROVIDED THAT such period shall not extend beyond the expiry date of the Term

6.2 Commissions and restriction on Tenant insuring

The Landlord and/or the Superior Landlord shall be entitled to retain and utilise as it or they see fit any commission attributable to the placing of such insurances and payment of any insurance sums

6.3 Landlord to produce evidence of insurance

At the request and cost of the Tenant the Landlord shall produce to the Tenant reasonable evidence of the terms of the Superior Landlord’s insurance policy and the fact that the policy is subsisting and in effect

6.4 Restriction on Tenant insuring

The Tenant shall not take out any insurances in respect of the Demised Premises or in respect of any other matters which the Superior Landlord or Landlord is required to insure (unless the Superior Landlord or Landlord fails or chooses not to do so)

6.5 Landlord’s fixtures

The Tenant shall notify the Landlord in writing of the full reinstatement cost of any fixtures and fittings installed at any time and which are or may become landlord’s fixtures and fittings for the purpose of enabling the Superior Landlord to effect adequate insurance cover for the same

6.6 Cesser of rent

(a)	In case the Estate Common Parts the Building or in either case any part thereof shall be destroyed or damaged by any of the Insured Risks Uninsured Risks or terrorism so as to render the whole or any part of the Demised Premises unfit for use and occupation or inaccessible and the insurance of the Demised Premises or for loss of Rent (whether effected by the Landlord or any Superior Landlord) shall not have been vitiated or payment of the policy moneys refused in whole or in part as a result of some act or default of the Tenant any undertenant or occupier of or any part of the Demised Premises or any of its respective agents, licensees, visitors, contractors or any person under the control of any of them then (save where the Tenant shall have made good such deficiency out of its own moneys) the Rent and the rents reserved under Clause 3.1 or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises shall be again rendered fit for use and occupation and/or accessible or until the expiration of five (5) years (or such other longer period as shall be insured by the Landlord or any Superior Landlord) from the date of the destruction or damage (whichever is the earlier) subject to Clause 6.6(b) and any dispute regarding the cesser of rent shall be referred to a single arbitrator to be appointed, in default of agreement, upon the application of either party, by or on behalf of the President for the time being of The Royal Institution of Chartered Surveyors in accordance with the provisions of the Arbitration Act 1996

(b)	The date on which Rent and rents reserved becomes payable again as determined by Clause 6.6(a) shall be delayed by the same period of time (if applicable) as the suspension of rent provisions set out in Clause 6.6(a) coincided with a period of Rent free under the terms of this Lease

6.7 Option to determine

6.7.1 If any part of the Building or a substantial proportion thereof is destroyed or damaged by an Insured Risk or by terrorism so as to render the whole or substantially the whole of the Demised Premises unfit for or incapable of use and occupation or inaccessible and the policy of insurance shall not have been vitiated or payment of the policy monies refused in whole or part by reason of any act or default of the Tenant or any person deriving title under the Tenant or their respective servants agents or visitors and the Demised Premises have not been reinstated and made fit for full beneficial occupation and use within four years and six months from the date of such damage or destruction then in such a case either party may at any time thereafter (but before such time as the Demised Premises have been rendered fit for full beneficial occupation and use as aforesaid) by six months’ notice in writing to the other bring this Lease to an end and upon the expiry of such notice this Lease and the Term shall cease and determine but without prejudice to any claim by either party against the other arising out of any antecedent breach of the covenants herein contained

6.7.2 If the Building or a substantial proportion thereof shall be destroyed or damaged by any of the Insured Risks as to render the whole or substantially the whole of the Demised Premises unfit for or incapable of use and occupation or inaccessible and the Superior Landlord has served notice on the Landlord that it does not wish to rebuild or reinstate the Building pursuant to Clause 8.7 of the Superior Lease then the Landlord will immediately provide a copy of such notice to the Tenant and either the Landlord or the Tenant may determine this Lease by serving six months’ written notice on the other and the Term shall cease and determine but without prejudice to any claim by either party against the other arising out of any antecedent breach of covenants herein contained and such determination shall be without prejudice to any claim by either party against the other in respect of any antecedent breach of covenant PROVIDED THAT if this Lease shall be determined then the Landlord shall not be required to lay out (or use reasonable endeavours to procure that the Superior Landlord lays out) the net proceeds of such insurance and the net proceeds of such insurance shall be applied by the Landlord (or any Superior Landlord as appropriate) as follows:

(a)	the moneys representing loss of Rents shall belong to the Landlord or any Superior Landlord absolutely

(b)	the Landlord or any Superior Landlord shall be entitled absolutely to moneys attributable to the full reinstatement cost of the Building with Value Added Tax architects’ surveyors’ and other professional fees and expenses incidental thereto and the cost of shoring up demolition and site clearance and similar expenses (all as estimated at the date of the Landlord’s notice) having regard to the likely period required for obtaining planning permission and all other necessary consents and for reinstating the Demised Premises such estimated amount to be agreed between the Landlord or any Superior Landlord and the Tenant and in default of agreement to be settled by arbitration in the manner provided for in Clause 7.6

(c)	any further moneys then remaining shall belong to the Landlord or any Superior Landlord (as the case may be) absolutely

6.8 Determination of Lease

If this Lease shall determine under the provisions of Clause 6.7 or the rebuilding replacement and/or reinstatement of the Demised Premises or the restoration of access thereto following destruction or damage by any of the Insured Risks shall not have been completed at the termination of the Term then and in either such case the Tenant shall have no interest in any moneys payable or to become payable under any insurance effected which (as between the Landlord and the Tenant) shall belong to the Landlord or any Superior Landlord and be paid to the Landlord or any Superior Landlord for its own use and benefit

6.9 Payment of insurance moneys refused

If the payment of any insurance moneys is refused as a result of some act or default of the Tenant any undertenant or occupier of any part of the Demised Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them the Tenant shall pay to the Landlord on demand the amount so refused

6.10 Insurance becoming void

The Tenant shall not do or omit to do anything that could cause any policy of insurance in respect of or covering the Demised Premises or the Building to become void or voidable wholly or in part nor (unless the Tenant has previously notified the Landlord and agreed to pay the increased premium) anything whereby any increased or loaded premium may become payable and the Tenant shall on demand pay to the Landlord all expenses incurred by the Landlord in renewing any such policy

6.11 Requirements of insurers

The Tenant shall at all times comply with all the requirements of the Landlord’s or any Superior Landlord’s insurers so far as such requirements are known by the Tenant and relate to the Demised Premises or the conduct of persons using the Building or the Estate

6.12 Notice by Tenant

The Tenant shall give notice to the Landlord forthwith upon the happening of any event or thing which might reasonably be expected to affect or give rise to a claim under any insurance policy relating to the Demised Premises or the Building

6.13 Benefit of other insurances

If the Tenant shall become entitled to the benefit of any insurance on the Demised Premises which is not effected or maintained in pursuance of the obligations herein contained then the Tenant shall apply all moneys received from such insurance (insofar as the same shall extend) in making good the loss or damage in respect of which the same shall have been received

7.	PROVISOS

PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED AS FOLLOWS:-

7.1 Forfeiture

Without prejudice to any other right remedy or power herein contained or otherwise available to the Landlord:

(a)	if any of the rents reserved by this Lease or any part of them shall be unpaid for fourteen (14) days after becoming payable (whether formally demanded or not) or

(b)	if any of the covenants by the Tenant contained in this Lease shall not be performed and observed or

(c)	if the Tenant, for the time being:

(i)	calls, or a nominee on its behalf calls, a meeting of any of its creditors; or makes an application to the Court under Section 425 of the Companies Act 1985; or submits to any of its creditors a proposal under Part I of the Insolvency Act 1986; or enters into any arrangement, scheme, compromise moratorium or composition with any of its creditors (whether under Part 1 of the Insolvency Act 1986 or otherwise); or

(ii)	has an administrative receiver or a receiver or a receiver and manager appointed in respect of the Tenant’s property or asset, or any part; or

(iii)	resolves or the directors or shareholders resolve to present a petition for an administration order in respect of the Tenant (as the case may be) or an administrator is appointed; or

(iv)	has a winding-up petition or petition for an administration order presented against it (otherwise than for frivolous or vexatious reasons and which has not been withdrawn within fourteen (14) days); or passes a winding-up resolution (other than a voluntary winding-up whilst solvent for the purposes of an amalgamation or reconstruction); or calls a meeting of its creditors for the purposes of considering a resolution that it be wound-up voluntarily; or resolves to present its own winding-up petition; or is wound up (whether in England or elsewhere); or has a liquidator or provisional liquidator appointed; or

(v)	shall cease for any reason to maintain its corporate existence; or is struck off the register of companies; or otherwise ceases to exist unless the same occurs as part of an amalgamation or reconstruction of a solvent company under which before or at the same time as such cessation or striking off the assets and liabilities of the Tenant are by operation of law transferred to another company or body (including liabilities under this Lease) and such company or body is or thereby becomes bound by all of the covenants and obligations of the Tenant under this Lease; or

(d)	if the Tenant for the time being (being an individual or if more than one individual, then any one of them) makes an application to the Court for an interim order under Part VIII of the Insolvency Act 1986 or convenes a meeting of or enters into any arrangement scheme compromise moratorium or composition with any of his creditors (whether pursuant to Part VIII of the Insolvency Act 1986 or otherwise) or has a bankruptcy petition presented against him or is adjudged bankrupt or has a receiver appointed in respect of the Tenant’s property or assets or any part; or

(e)	if analogous proceedings or events to those referred to in this Clause shall be instituted or occur in relation to the Tenant, for the time being, elsewhere than in the United Kingdom; or

(f)	if the Tenant, for the time being, suffers any distress or execution to be levied on the Demised Premises which is not discharged in full within twenty-one (21) days after the levy has been made

(g)	if the Tenant, for the time being, (if any) becomes unable to pay its debts as and when they fall due

THEN and in any such case the Landlord may at any time thereafter re-enter the Demised Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely cease and determine but without prejudice to any rights or remedies which may then have accrued to the Landlord against the Tenant in respect of any antecedent breach of any of the covenants contained in this Lease

7.2 No implied easements

Nothing herein contained shall impliedly confer upon or grant to the Tenant any easement right or privilege other than those expressly granted by this Lease

7.3 Exclusion of warranty as to user

Nothing contained in this Lease or in any agreement leading to its grant or in any consent granted by the Landlord under this Lease shall imply or warrant that the Demised Premises may be used under the Planning Acts for the use herein authorised or any use subsequently authorised

7.4 Landlord’s obligations

(Except in relation to matters of which the Landlord is actually aware or ought reasonably to have been aware) the Landlord shall not be liable to the Tenant in respect of any failure of the Landlord to perform any of its obligations under Clause 5.3 of this Lease unless the Tenant has given notice to the Landlord of such failure PROVIDED THAT such notice to the Landlord shall only be required in respect of matters relating to the Demised Premises or the Tenant’s use of the Building and the Landlord has failed within a reasonable time to remedy the same and then in such case the Landlord shall be liable to compensate the Tenant only for loss or damage sustained by the Tenant after such reasonable time has elapsed

7.5 Exclusion of Landlord’s liability

Subject to the proviso to this Clause the Landlord shall not be liable to the Tenant nor shall the Tenant have any claim against the Landlord in respect of:

(a)	any failure or interruption or delay in the provision of Building Services caused in any case by Force Majeure

(b)	any loss or damage or interference or annoyance reasonably unavoidable suffered by the Tenant during the carrying out by the Landlord of works which may appear to the Landlord acting reasonably to be necessary or desirable

PROVIDED ALWAYS that:

(i)	the Landlord shall notify the Tenant of any of the above events or matters which are in the Landlord’s reasonable opinion likely to adversely affect the Tenant as soon as reasonably practicable after they have occurred

(ii)	none of the aforesaid exclusions from liability shall be available if they arise by reason of any breach non-observance or non-performance of any of its obligations by the Landlord or others acting for them or under their authority or control

(iii)	the Landlord shall act constantly and use its reasonable endeavours to minimise and mitigate any losses damages delays disruptions or annoyance caused or likely to be caused by reason of any of the aforesaid events matters or things

7.6 Development of Adjoining Property

(a)	The Tenant shall make no objection or representation nor institute any proceedings whether by way of injunction or for damages or otherwise (and shall not permit or suffer any undertenant or other occupier of or any person with any interest in any part of the Demised Premises to do any such things) by reason or in consequence of any noise disturbance annoyance or inconvenience occasioned by any works by or on behalf of the Landlord or any Superior Landlord or owner or tenant of any Adjoining Property unless and to the extent that any such person or any person carrying on the works on behalf of any of them is in breach of their respective statutory obligations in which case the Tenant may make complaint to the relevant enforcement authority and pursue a claim for damage (but not injunction) against any such person or any person carrying on the work on behalf of any of them

(b)	The Tenant shall not use or carry out any works on any part of the Demised Premises or on any part of the Estate in the immediate vicinity of the Docklands Light Railway for any purpose which would materially adversely affect the construction or operation of the Docklands Light Railway or the use thereof as a railway station

(c)

The Tenant shall not without the prior written consent of the Landlord or any Superior Landlord and the operator of the Docklands Light Railway (such consent not to be unreasonably withheld) install or use or permit to be installed or used on the Demised Premises or on any part of the Estate in the immediate vicinity of the tracks upon which the Docklands Light Railway operates any electrical or electronic apparatus or equipment of an unusual nature which would cause interference with electrical or electronic apparatus or equipment used in connection with the operation of the Docklands Light Railway

7.7 Use of premises outside Business Hours

The Tenant shall be entitled to use and occupy the Demised Premises and have access thereto outside Business Hours (which for the purposes of this Lease means 24 hours a day 7 days a week).

7.8 Notices

(a)	Any demand or notice required to be made given to or served on the Tenant under this Lease shall be in writing and shall be validly made given or served if addressed to the Tenant respectively (and if there shall be more than one of them then any one of them) and delivered personally or sent by pre-paid registered mail addressed (in the case of a company) to its registered office or (whether a company or individual) its last known address or (in the case of a notice to the Tenant and if there is no subsisting underletting of the whole of the Demised Premises) the Demised Premises

(b)	Any notice required to be served on the Landlord shall be in writing and shall be validly given or served if addressed to the Landlord respectively and delivered personally or sent by pre-paid registered mail to its registered office

7.9 Invalidity of certain provisions

If any term of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Lease or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law

7.10 Plans drawings etc

Subject to any reasonable confidentiality requirements of the Tenant the Tenant shall use reasonable endeavours to provide the Landlord with an irrevocable and assignable licence free from any copyright claim as from the expiry or sooner determination of this Lease to use and reproduce all plans drawings specifications models and other information required to be furnished by the Tenant to the Landlord under this Lease or any agreement preceding this Lease but so that the Landlord shall use the same only in connection with the use ownership operation maintenance and alteration of the Demised Premises and the Tenant shall deliver all such documents to the Landlord promptly upon the expiry or sooner determination of this Lease

7.11 Confidentiality provision

(a)	None of the parties to this Lease shall without the prior written consent of the other parties to this Lease disclose or publish (Disclosure) or permit or cause

Disclosure of any financial or other details whatsoever naming the parties hereto or otherwise relating to the transaction hereby effected save only for:-

(i)	any particular extracts or details which must be the subject of Disclosure in order to comply with any Stock Exchange or statutory requirements or the lawful requirements of any regulatory bodies; or

(ii)	any details given to professional advisers and key employees of each of the parties who reasonably need to know such details (and who shall only be provided with the same upon first having undertaken to be bound by the provisions of this Clause 7.11)

(b)	This Clause 7.11 shall:

(i)	remain in effect for three years from the date hereof

(ii)	not apply to Disclosure by or on behalf of any party to this Lease to any third parties and/or their professional advisers in pursuance of bona fide negotiations (including financing) relating to any dealing by the relevant party with its interest in the Estate (including the Demised Premises) or the disposal of the relevant party or any Group Company of the relevant party

7.12 Waiver etc. of regulations

(a)	The Landlord reserves the right to rescind alter or waive any of the Regulations at any time where it is reasonably necessary desirable or proper in the interests of good estate management having regard to the nature and quality of the Building and the Estate and no alteration or waiver in favour of one tenant of the Estate or of the Building shall operate as an alteration or waiver in favour of any other tenant of the Estate or of the Building

(b)	The Landlord shall not be responsible to the Tenant for the non-observance by any tenant of the Estate or any other person other than the Landlord of any of the Regulations

7.13 Applicable Law and Jurisdiction

This Lease shall be governed by and construed in all respects in accordance with the Laws of England and proceedings in connection therewith shall be subject (and the parties hereby submit) to the non-exclusive jurisdiction of the English Courts and for the purposes of Order 10 Rule 3 of the Rules of the Supreme Court of England and any other relevant Rules thereof the Landlord the Tenant hereby irrevocably agree that any process may be served upon them by leaving a copy addressed to them at their address as stated above or at such other address for service within England and Wales as may be notified in writing from time to time to the other parties

7.14 Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease or in written reply to enquiries raised by the Tenant’s solicitors of the Landlord’s solicitors prior to the date of this Lease

7.15 Third Party Rights

A person who is not a party to this Lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act at the date of this Lease

7.16 Superior Landlord’s approvals

Where the consent or approval of the Landlord is required under this Lease and the consent or approval of any Superior Landlord or mortgagee is also required the Landlord may require that the grant of the consent or approval of any Superior Landlord or mortgagee shall be a condition precedent to the grant by the Landlord of any consent or approval and the Landlord may require the Tenant to discharge the proper and reasonable costs charges and expenses of any Superior Landlord or mortgagee in connection with the application for consent or approval whether the same is given properly refused or withdrawn and the Landlord may withhold or delay any consent or approval under this Lease if any necessary consent or approval of any Superior Landlord or mortgagee is withheld or delayed and the Landlord’s consent or approval (if granted) shall be subject to any conditions properly and reasonably imposed by any Superior Landlord or mortgagee as well as subject to any imposed by the Landlord provided at the written request and reasonable cost of the Tenant the Landlord shall take reasonable steps to obtain the consent of the Superior Landlord

8.	SERVICE CHARGE AND ESTATE CHARGE

8.1 For the purpose of this clause the following expressions shall have the following, meanings:

(a)	Computing Date means the first day of January in each year and the anniversary of that date in each succeeding year or such other date as the Landlord may from time to time nominate and notify the Tenant in writing

(b)	Building Expenditure means the aggregate of:

(i)

all reasonable and proper costs fees expenses and outgoings whatsoever (whether or not of a recurring nature) incurred or paid by the Landlord in respect of or incidental to the provision of all or any of the Building Services (whether or not the Landlord is obliged by this Lease to incur the same)

and (when any expenditure is incurred in relation to the Building and other premises) the proportion of such expenditure which is reasonably and properly attributable to the Building as determined from time to time by the Accountant (acting reasonably)

(ii)	the cost of replacement of any item where such replacement is necessary in the interests of good estate management having regard to the nature and quality of the Building whether or not the replacement item is of superior quality design or utility to the time being replaced

(iii)	any Value Added Tax or other tax payable on or in connection with any such items in paragraphs (i) and (ii) above (so far as not recoverable by the Landlord as an input credit)

but shall exclude:

(A)	any capital expenditure incurred in the initial construction of the Building or for the purpose of the initial establishment of the services described in Schedule 5; and

(B)	any expenditure arising out of damage or destruction caused by Insured Risks and any Uninsured Risk (including terrorism)

and there shall be deducted from the calculation of the Building Expenditure the following:

(I)	any contributions in respect of the rendering of any of the Building Services recoverable in the Financial Year where any such Building Services or other activity was provided at the request of or for the benefit of any tenants or occupiers of the Building and would not have been provided but for such request

(II)	any revenue received from a third party (other than a tenant in its capacity as such) derived from the rendering of Building Services including without prejudice to the generality of the foregoing:

(aa)	any insurance proceeds received by the Landlord in respect of the insurance of the Common Parts of the Building to the extent such insurance proceeds relate to an item the cost of which is included in Building Expenditure

(bb)

insofar as they relate to Building Expenditure any damages or similar amounts received from contractors, manufacturers and/or professional team members (including to the extent such amount is recovered as an item of Building Expenditure the reasonable costs incurred in connection with the recovery of said damages or similar amounts) resulting from defective design, construction and/or manufacture of the Common Parts of the Building (or materials used therein)

(C)	unless otherwise previously agreed between the Landlord and the Tenant any expenditure (whether capital or otherwise) incurred in providing additional or increased level of Building Services or improving (other than by way of repair) plant in the Building

(D)	all costs and expenditure incurred in relation to Structural Defects

(E)	any value added tax incurred by the Landlord in connection with the supply of the services in so far as the Landlord is able to recover the same as part of its own accounting procedures

(F)	all costs and expenses incurred in or relating to the letting or reletting of any part or parts of the Building the review of rents payable in respect of any lettings of any part of the Building the collection of any rents due and the enforcement of any covenants against the tenants or occupiers of other Lettable Areas within the Building PROVIDED THAT it is agreed that the Landlord shall not be obliged to enforce de minimis breaches of covenants by the tenants or occupiers of other Lettable Areas within the Building

(G)	all costs and expenses incurred by the Landlord in connection with the acquisition of the Building or the grant to the Tenant of this Lease.

(H)	the carrying out of any work or expenditure or any costs and expenses in relation to any other Lettable Areas which works or expenditure would in the event that such Lettable Areas are let or are available for letting, be the responsibility of the tenant of such Lettable Area if such Lettable Area were let on a lease containing provisions similar to those contained in this Lease

(I)	any costs or expenses incurred or expenditure necessitated by the negligent act or omission of the Landlord or its servants or agents

(J)	the cost and expense of marketing and promotions by the Landlord in respect of the Building

(K)	any expenditure occasioned as part of the improvement or refurbishment of the Building or any Lettable Area

(L)	any expenditure in respect of which the Landlord is able to recover the cost thereof (whether directly or by utilising any retentions or by calling upon any bond or other right or security) from any party (other than by way of service charge) or to secure repair or maintenance work from any party including (without limitation) by way of warranty claim or claim under guarantees or pursuant to the defects liability provisions of building contracts

(M)	any expenditure incurred in relation to Lettable Areas (other than the Premises) which would be the responsibility of the tenant if such Lettable Areas were demised on terms equivalent to those contained in this Lease

(N)	subject to any prior agreement to the contrary any expenditure occasioned as a result of an increase in service levels or the replacement and/or improvement of plant (other than by way of repair)

(c)	Financial Year means the period of one year from a Computing Date to but not including the next succeeding Computing Date

(d)	Building Service Charge Percentage means initially 2.4 per cent of the Building Expenditure attributable to the Tenant which shall always be a fair and reasonable percentage subject to the provisions of Clause 8.6

(e)	Accountant means a chartered accountant or firm of chartered accountants appointed or employed by the Landlord or a Group Company of the Landlord to verify that the Building Service Charge Percentage attributed to the Tenant is fair and reasonable such Accountant to act independently and professionally

(f)	Estimated Building Expenditure means for any Financial Year such sum as the Landlord shall notify in writing to the Tenant as a reasonable and proper estimate of the Building Expenditure for such Financial Year provided that the Landlord may from time to time during any such Financial Year notify the Tenant in writing of a revised figure for the Estimated Building Expenditure

(g)	Estate Expenditure means the amounts paid by the Landlord to the Superior Landlord or the Management Company from time to time pursuant to Clause 10 of the Superior Lease in respect of the Estate Services

(h)	Estimated Estate Expenditure means for any Financial Year such sum as the Landlord shall notify in writing to the Tenant as a reasonable estimate of the Estate Expenditure for such Financial Year provided that the Landlord may from time to time during any such Financial Year notify the Tenant in writing of a revised figure for the Estimated Estate Expenditure

(i)	Estate Charge Percentage means initially 2.4 per cent of the Estate Expenditure which shall always be a fair and reasonable percentage subject to the provisions of Clause 8.6

(j)	Estimated Estate Expenditure means for any Financial Year such sum as the Landlord shall notify in writing to the Tenant as a reasonable and proper estimate of the Estate Expenditure for such Financial Year provided that the Landlord may from time to time during any such Financial Year notify the Tenant in writing of a revised figure for the Estimated Estate Expenditure

8.2 Payment of Building Service Charge Percentage and Estate Charge Percentage

(a)	The Tenant covenants with the Landlord to pay to the Landlord:

(i)	the Building Service Charge Percentage and Estate Charge Percentage respectively (as indicated in the last available certificate by the Accountant issued pursuant to Clause 8.3(b) but subject to the provisions of Clause 8.4) of each item of the Estimated Building Expenditure and Estimated Estate Expenditure in advance by equal quarterly installments on the Quarterly Days during each Financial Year the first payment of the Estate Charge Percentage being a proportionate sum in respect of the period from and including the date determined pursuant to Clause 5.2 of the Agreement for Lease to the next Quarterly Day to be made on the date of this Lease and the first payment of the Building Service Charge Percentage being a proportionate sum in respect of the period from and including the date determined pursuant to Clause 5.2 of the Agreement for Lease to the next Quarterly Day to be made on the date of this Lease

(ii)	(if any of the Estimated Building Expenditure and/or Estimated Estate Expenditure is revised as contemplated above) within fourteen (14) days after written demand the Building Service Charge Percentage and/or Estate Charge Percentage (as applicable) of the amount by which any such revised figure for the Estimated Building Expenditure and/or Estimated Estate Expenditure exceeds the figure previously notified to the Tenant

(b)	Each such payment made by the Tenant under Clause 8.2(a) is referred to in this Lease as in the case of the Estimated Building Expenditure a Building Payment on Account and in the case of the Estimated Estate Expenditure an Estate Payment on Account

8.3 Preparation of Accounts

The Landlord shall, as soon as reasonably practicable after the end of each Financial Year, prepare and send to the Tenant:

(a)	an account or accounts showing the Building Expenditure duly audited by the Accountant and the Estate Expenditure duly audited in accordance with Clause 10 of the Superior Lease for each Financial Year and containing a fair summary of the various items comprising the Building Expenditure and Estate Expenditure

(b)	a certificate or certificates by the Accountant showing the Accountant’s calculation of the Building Service Charge Percentage and Estate Charge Percentage for the Financial Year

(c)	a statement or statements of the Building Service Charge Percentage of Building Expenditure and Estate Charge Percentage of the Estate Expenditure for the Building Financial Year and the same shall (save for obvious error or fraud) be conclusive evidence for the purposes of this Lease of all matters of fact referred to in each said account certificate and statement

(d)	subject to the Tenant paying the reasonable and proper costs of the Landlord (including but not limited to the costs of security supervision and assistance) the Tenant may in relation to the on account certificate or statement in respect of the Building Expenditure and/or Estate Expenditure within three months of receiving such account certificate or statement by giving written notice to the Landlord have access to and inspect the service charge books of account (or the electronic equivalent thereof) and all vouchers receipts invoices and other documentation relevant to the calculation of the Building Expenditure and/or Estate Expenditure (as applicable) for that Financial Year and the immediately preceding Financial Year for the purpose of inspection and verification

(e)	at any time within ninety (90) days after the Tenant has access to inspect the books of account pursuant to paragraph (d) the Tenant may by written notice served on the Landlord dispute the relevant account on the basis that any item of expenditure or part thereof has been improperly included in such account and the Tenant shall set out the reasons for the dispute and the items in dispute in such notice; for the avoidance of doubt this shall not prevent the Tenant from disputing information contained in the service charge books of account, vouchers, receipts, invoices and other documentation relevant to the calculation of the Building Expenditure and/or Estate Expenditure (as applicable) for that Financial Year which is made available at a later date

(f)	in the event that the Tenant and the Landlord are unable to agree upon the items disputed by the Tenant and the Landlord in the notice given under paragraph (e) then either of them may require the dispute to be referred to an independent expert (acting as such) who shall be a chartered surveyor with not less than ten (10) years experience of managing substantial high class multi-tenanted properties in Central London and who shall be appointed in default of agreement on the application of either party to the President for the time being of the Royal Institution of Chartered Surveyors or his duly appointed deputy and if such independent expert shall be or become unable or unwilling to act the referral procedure referred to in this paragraph may be repeated as many times as may be necessary

(g)	the costs of any expert appointed shall be borne as the expert shall direct

(h)

notwithstanding any dispute the Tenant shall pay the amount demanded in respect of the Building Service Charge Percentage of the Building Expenditure and the Estate Charge Percentage of the Estate Expenditure in the relevant account and in the event that the Accountant determines the Building Service

Charge Percentage of the Building Expenditure and/or the Estate Charge Percentage of the Estate Expenditure (as applicable) to be a lower or higher sum than specified in the disputed account then the Landlord shall forthwith issue a duly corrected account and either the Landlord shall refund within fourteen (14) days of the issue of such corrected account all service charge overpaid by the Tenant or the Tenant shall within fourteen (14) days of receipt of the corrected account pay the balance due to the Landlord as the case may require

8.4 Adjustments

(a)	If the Building Service Charge Percentage of the Building Expenditure for any Financial Year shall exceed the Building Payments on Account and/or if the Estate Charge Percentage of the Estate expenditure for any Financial year shall exceed the Estate Payment on Account for that Financial Year the excess shall be paid by the Tenant to the Landlord on demand or

(b)	If the Building Service Charge Percentage of the Building Expenditure for any Financial Year shall be less than the Building Payments on and/or if the Estate Charge Percentage of the Estate Expenditure for any Financial Year shall be less than the Estate Payments on Account for that Financial Year the overpayment made by the Tenant shall be paid to the Tenant or (at the Landlord’s option) credited to the Tenant against the next Payment on Account

8.5 Omissions

Any omission by the Landlord to include in Building Expenditure and/or Estate Expenditure in any Financial Year a sum expended in that Building Financial Year shall not preclude the Landlord from including such sum in Building Expenditure and/or Estate Expenditure (as applicable) in any subsequent Financial Year as the Landlord shall properly and reasonably determine

8.6 Correction of Building Service Charge Percentage and Estate Charge Percentage

If at any time or times during the Term the Landlord or the Tenant consider that circumstances have arisen making the Building Service Charge Percentage and/or Estate Charge Percentage unreasonable or inequitable either party may give written notice to the other requiring a variation to the Building Service Charge Percentage and/or Estate Charge Percentage (as applicable) which is fair and reasonable in all the circumstances and in the event of there being any dispute regarding such variation the matter shall be referred to a single Arbitrator to be appointed in default of agreement upon the application of the Landlord or the Tenant by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors in accordance with the provisions of the Arbitration Acts 1996 Provided always that the Building Service Charge Percentage and/or the Estate Charge Percentage shall not be increased or altered by reason wholly or partly that at any relevant time any Lettable Area may be vacant or be occupied by the Landlord or that any tenant or other occupier of another part of the Building may default in payment of its due proportion of its service charge liability

8.7 Variation of Building Services and Estate Services

The Landlord may discontinue withhold add to commence extend vary or make any alterations (the Variations) to any of the Building Services or Estate Services or any of the items referred to in Schedule 5 from time to time if the Landlord shall reasonably deem it desirable to do so in the interests of (or for the comfort of) the owners occupiers and tenants on or for the efficient management security and operation of the Building or Estate or for any other reason in the interests of good estate management as long as the Building will be maintained as high class banking professional commercial or governmental offices

8.8 Services Provided on Request

The Tenant covenants with the Landlord that the Tenant will pay within ten (10) Working Days of written demand such charge as may reasonably be determined by the Landlord in respect of any service provided at the request of the Tenant to or for the benefit of the Tenant (whether or not exclusively) at a time or in circumstances when or in which such service would not have been provided but for such request

8.9 Continuation beyond expiration of the term

The provisions of this Clause 8 shall continue to apply notwithstanding the expiration or sooner determination of the Term but only in respect of the period to such expiration or sooner determination and the Building Service Charge Percentage of the Building Expenditure and the Estate Charge Percentage of the Estate Expenditure payable for that Financial Year shall be apportioned for the said period on a daily basis

9.	NEW TENANCY

This Lease constitutes a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

10.	MANAGEMENT COMPANY

At any time and from time to time during the Term the Landlord may by giving written notice to the Tenant nominate a management company to undertake or exercise all or any of the obligations rights and discretions in respect of the Building Services which are at present undertaken by the Landlord in which event:-

(a)	The parties agree (acting reasonably) that this Lease shall be altered so that such company the Landlord and the Tenant shall enter into a deed containing:

(i)	direct covenants by such company with the Tenant and separately with the Landlord to perform and observe the Landlord’s covenants contained in Clause 5.3 and

(ii)	by the Tenant directly with such company to perform and observe the Tenant’s covenants contained in Clause 8 and

(iii)	a covenant and guarantee by the Landlord in favour of the Tenant that such company will perform its covenants pursuant to Clause 10(a)(i) above

(b)	the Landlord shall transfer to such company:

(i)	any moneys held by it or on its behalf for the provision of the Building Services and/or Estate Services,

(ii)	the benefit of any rights vested in the Landlord in relation to any plant equipment machinery clothing and other chattels and contracts and other things in action which have been acquired for the provision of the Building Services and/or Estate Services from moneys contributed by the Tenant and the other tenants and occupiers of the Building and the Estate as part of the Building Expenditure and Estate Expenditure respectively

(c)	any references herein to the Landlord in respect of the provision of Building Services and Estate Services shall be construed as references to such company PROVIDED THAT the Landlord covenants and guarantees these obligations in favour of the Tenant

(d)	the Landlord and such company (as the case may be) shall have the right to sub-contract the provision of any of the Building Services and Estate Services

11.	DETERMINATION OF STRUCTURE LEASE

11.1 If at any time during the Term of this Lease the Structure Lease shall determine by effluxion of time, surrender or by any other means then the Tenant and the Guarantor hereby agree (acting reasonably) with the intention and solely for the purpose of assisting the Landlord to comply with its obligations to provide or procure the Building Services in accordance with the principles of good estate management that they will at the Landlord’s cost including without limitation all associated legal and surveyors’ fees, SDLT and Land Registry fees enter into such deed of variation reasonably required by the Landlord and approved by the Tenant and the Guarantor (acting reasonably) to reflect the removal of the Structure Lease (including without limitation the provisions relating to the lobby of the Building, the Building Services, the Rights Granted and the Exceptions and Reservations)

11.2 The Tenant and Guarantor shall not be obliged to enter into any deed of variation which they reasonably consider will or might have the effect of either (a) increasing the Building Service Charge payable by the Tenant hereunder or (b) materially adversely changing the nature quality and extent of the Building Services

11.3 If there is any dispute over the provisions of Clause 11.1 above then either party may refer the matter to an expert for determination. The expert shall be a commercial property solicitor of not less than 10 years post qualification experience immediately preceding the date of reference to him appointed by agreement between the Landlord and the Tenant or in the absence of such agreement nominated at the request of either of them at any time by the President for the time being of the Law Society in England and Wales (or his duly appointed deputy or any one authorised by him to make appointments on his behalf)

11.4 The decision of any such expert shall be conclusive and binding on the Landlord and the Tenant save in respect of manifest error or fraud. If any expert so agreed or appointed shall die or become unwilling to act or incapable of acting for any reason or fail to act with reasonable expedition another such expert may be agreed to appointed in his place in like manner

11.5 The fees payable to any such expert shall be borne and paid by the Landlord

12.	RECORD OF AGREEMENT

The parties confirm that before this Lease was entered into:-

(a)	A notice complying with Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 which related to this Lease was served by the Landlord on the Tenant on 17 JANUARY 2005; and

(b)	A statutory declaration dated 04 FEBRUARY 2005 compliant with paragraph 8 of Schedule 2 of that Order was made by MARK SAUNDERS of SIMMONS & SIMMONS who the Tenant confirms was duly authorised by the Tenant to make the statutory declaration on its behalf.

(c)	The parties agree and declare that the provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 shall not apply to this Lease.

13.	BREAK CLAUSE

13.1	Tenant’s Option

13.1.1 If the Tenant shall desire to determine the Term on either 07 FEBRUARY 2010 or 07 FEBRUARY 2015 with respect to the Demised Premises and shall give to the Landlord not less than six (6) months’ previous written notice of such desire (such date to be the Tenant’s Determination Date) and provided that:

(a)	on having received accurate written notice of such sums from the Landlord at least one month before the Tenant’s Determination Date (such notice being without prejudice to the remedies of either party against the other in respect of any antecedent claim for breach of covenant), the Tenant shall up to the Tenant’s Determination Date pay the Rent and the on account quarterly Service Charge due under this Lease then the Term shall absolutely cease and determine and this Lease shall then end on the Tenant’s Determination Date but without prejudice to the remedies of either party against the other in respect of any antecedent claim or breach of covenant

14.	AGREEMENT FOR LEASE

This Lease is granted pursuant to the Agreement for Lease

IN WITNESS whereof this Lease has been executed by the parties as a Deed and delivered on the day and year first above written

SCHEDULE 1

RIGHTS GRANTED

Estate Common Parts

1. (Subject to the right for the Landlord and any Superior Landlord to use those parts of the Estate Common Parts suitable for such purposes for displays) the right for the Tenant and all persons authorised by the Tenant (in common with the Landlord and any Superior Landlord and all other persons having a like right) at all times and for all proper purposes:

(a)	to pass and repass with or without vehicles over and along all roads accesses and egresses from time to time comprised in the Estate Common Parts and intended for vehicular access

(b)	to pass and repass on foot only over and along such areas as are from time to time comprised in the Estate Common Parts and intended for pedestrian access

(c)	to use such parts of the Estate Common Parts as are not referred to in sub-paragraphs (a) and (b) above until such time (where relevant) as any of the same are adopted by the highway or other relevant authority

PROVIDED THAT the Landlord may add to extend vary or stop-up any of the same from time to time provided that (i) in the case of sub-paragraphs (a) and (b) above reasonable and suitable alternative means of access to the Demised Premises are available ensuring the continuance of access to and use and occupation of the Demised Premises and (ii) in the case of sub-paragraphs (a) (b) and (c) above so that the Tenant’s use and occupation of the Demised Premises is not thereby materially and adversely affected

Pipes

2. The right to the free passage and running of water sewage surface water drainage gas electricity telecommunications and other services or supplies to and from the Demised Premises (subject to the Tenant not overloading or damaging the same) in and through the Pipes at any time during the Term in the Building or any Adjoining Property serving the Demised Premises in common with the Superior Landlord and the Landlord and all other persons having the like right PROVIDED ALWAYS that the Landlord may vary the route or alter all or any such services or supplies from time to time and the rights hereby granted shall thereupon apply to such services and supplies as varied or altered and the Landlord shall use its reasonable endeavours to ensure that the Superior Landlord shall as far as reasonably possible ensure no interruption in such services or supplies shall result so that the rights to passage and running of such matters shall be available at all times necessary to use the Demised Premises for the purposes permitted by this Lease

Common Parts of the Building

3. (Subject to the right for the Landlord and any Superior Landlord to use those parts of the Common Parts of the Building suitable for such purposes for displays) the right for the Tenant and all persons authorised by the Tenant (in common with the Landlord and any Superior Landlord and all persons having a like right):

(a)	to use for pedestrian access and egress the Common Parts of the Building as shall be necessary for the use and enjoyment of the Demised Premises for all proper purposes; and

(b)	to use the passenger lifts in the Building as shall from time to time be reasonably designated for the tenants’ use for the purpose only of obtaining access to and egress from the Demised Premises

(c)	to use such of the lavatories in the Building on the same floor as the Demised Premises

(d)	to use any delivery area loading bay and goods lifts reasonably designated from time to time for the Tenant’s use for the purpose only of vehicular access and egress for delivery in and out and loading and unloading of goods and equipment and not for any other purposes

Entry to other parts of the Building

4. The right at any time during the Term (subject to the provisions of Clauses 4.19 and 4.20) for the Tenant and all other persons authorised by the Tenant in common with the Landlord and any Superior Landlord and all others having the like rights and easements at all reasonable times to enter parts of the Building adjoining the Demised Premises in order to carry out works of repair or alteration to the Demised Premises or the Pipes exclusively serving the same Provided that:-

(a)	the Tenant shall except in case of emergency give reasonable prior written notice to the Landlord and the Superior Landlord and the occupiers (if any) of such adjoining premises of its intention to exercise such right and the purpose for which entry is required

(b)	the Tenant shall only exercise such rights insofar as it cannot reasonably carry out such works of repair or alteration from within the Demised Premises

(c)	the Tenant shall cause as little inconvenience damage and disturbance as reasonably possible and shall as soon as reasonably practicable make good to the reasonable satisfaction of the Landlord or any Superior Landlord and the occupiers of such adjoining premises all damage thereby occasioned to such adjoining premises or any other part of the Building and

(d)	the Tenant shall comply with all reasonable requirements of the Landlord and any Superior Landlord or the owners and occupiers of the relevant premises (as the case may be) relating to such entry (including without limitation as to security)

Support

5. The right of support and protection for the benefit of the Demised Premises from any other part of the Building or the Estate as now enjoyed

Rights exercisable over private roads on the Isle of Dogs

6. The right for the Tenant and all persons authorised by the Tenant (in common with the Landlord and any Superior Landlord and all other persons having a like right) to exercise the rights of way contained in paragraph 1 of Schedule 1 to the Transfer dated 17th July 1987 referred to in Schedule 4 subject to the provisions therein contained

Entrance Lobby

7. Without prejudice and in addition to the rights granted at paragraph 3 of this Schedule the right for the Tenant and all persons authorised by the Tenant (in common with the Landlord and any Superior Landlord and all persons having a like right) to use the common entrance lobby for pedestrian access and egress as shall be reasonably necessary and appropriate for the use and enjoyment of the Demised Premises for all proper purposes it being agreed and acknowledged by the Tenant that the size and configuration of the entrance lobby may change if the Structure Lease determines PROVIDED ALL reasonably necessary and appropriate access and egress for the Tenant and all persons authorised by the Tenant (in common with the Landlord and any Superior Landlord and all persons having a like right) shall be maintained.

List of Tenant’s names

8. The right for the Tenant and its lawful undertenants of the Demised Premises to have their respective name and the premises occupied by them displayed in such location and in such manner as the Landlord or any Superior Landlord shall from time to time approve in the ground floor reception area of the Building, in the lift lobby of Floor 26 and at the entrance to the Demised Premises.

Car Parking

9. The right for the Tenant and all persons authorised by the Tenant at all times to park twelve (12) private motor cars within the car parking area comprised within the Building and provided further that the Landlord may from time to time designate appropriate car parking spaces.

Satellite Dish

10. For the purpose of receiving television signal only and provided that no interference or nuisance is caused to the Landlord’s business or the business of other tenants of the Building the right to install and connect to a satellite dish not exceeding one (1) metre in diameter on the roof of the Building and in a position nominated by the Landlord (acting reasonably) and the further right to access at reasonable times and by prior arrangement with the Landlord the satellite dish and any ancillary equipment previously approved in writing by the Landlord (acting in its absolute discretion) to repair inspect and maintain.

Loading Bay

11. The right for the Tenant and all persons authorised by the Tenant (in common with the Landlord and any Superior Landlord and all other persons having a like right) to use the loading bay in connection with the proper use of the Demised Premises.

Cleaning

12. The right for the Tenant to clean the toilet facilities and lobby area on Floor 26 of the Building (the Toilets and Lobby) provided that (i) this right shall not extend to cleaning toilet facilities or the lobby on any floors in the Building other than on Floor 26 (ii) the Tenant shall not engage in any maintenance or repair or any other work not in the nature of cleaning of the Toilets and Lobby (iii) the tenant agrees not to fetter or disrupt the activities of any cleaner or cleaning agency employed by the Landlord to clean the Toilets and Lobby and (iv) the Tenant shall be wholly and directly responsible for paying all costs and expenses incurred in relation to and associated with the exercise of its rights under this paragraph 12.

SCHEDULE 2

EXCEPTIONS AND RESERVATIONS

The following rights and easements are excepted and reserved out of the Demised Premises to the Landlord and the Superior Landlord and all other persons properly authorised by either of them or having the like right, and easements:

Pipes

The right to the free passage and running of water sewage surface water drainage gas electricity telecommunications and other services or supplies to and from the Building or any Adjoining Property in and through any of the Pipes which may at any time be in under or passing through or over the Demised Premises.

Entry

The right at all reasonable times upon reasonable prior notice except in cases of emergency to enter the Demised Premises

(a)	to inspect cleanse maintain repair connect to remove lay renew relay replace alter or execute any works to or in connection with the Pipes and any other service in or accessible from the Demised Premises or such areas

(b)	to execute repairs decorations alterations and any other works to the Building, or any Adjoining Property or to do anything which the Landlord may do under this Lease

(c)	in order to carry out the Building Services

(d)	in order to carry out any obligations under the Superior Lease.

PROVIDED THAT the person exercising the foregoing rights shall cause as little inconvenience damage or disturbance as reasonably possible to the Tenant and occupiers for the time being of the Demised Premises and those with rights of use as referred to above and shall make good as soon as reasonably practicable any damage thereby caused to the Demised Premises or such areas and shall comply with the following conditions:

(i)	save in the case of emergency reasonable prior notice must be given of such proposed entry and the purpose for which entry is required

(ii)	the person or persons so entering must comply with all reasonable requirements of the Tenant or those authorised by it relating to such entry (including without limitation as to security)

(iii)	no such entry shall be permitted if and to the extent that the works in question can reasonably be carried out without such entry

Scaffolding

The right to erect scaffolding for such period as shall be reasonably necessary for the purposes of repairing or cleaning the Building and any buildings now or hereafter erected on the Estate or in connection with the exercise of any of the rights mentioned in this Schedule notwithstanding that such scaffolding may temporarily restrict the access to or enjoyment and use of the Demised Premises

Light and Air etc.

The rights of light air and all other easements and rights now or hereinafter for the benefit of other parts of the Building or the Adjoining Property

Support

The right of support protection and shelter now or hereafter for the benefit of other parts of the Building from the Demised Premises

Building on the Adjoining Property

The right at any time to build on or execute any works to the Building or any Adjoining Property or any buildings thereon in such manner as the person exercising the right shall think fit notwithstanding the fact that the same may obstruct affect of interfere with or the passage of light and air to the Demised Premises

Alteration of Common Parts

Subject to the rights granted by paragraph 1 of Schedule 1 the right to extend vary or stop-up the Estate Common Parts or the Common Parts of the Building or any part or parts thereof from time to time if the Landlord or any Superior Landlord shall reasonably deem it desirable for the efficient management security and operation of the Estate or the Building or for the comfort of the owners and tenants on the Estate (but not so that the Tenant’s use and occupation of the Demised Premises is thereby materially and adversely affected)

Use of Estate Common Parts and Common Parts of the Building

The right to regulate and control the use of the Estate Common Parts and the Common Parts of the Building and to make Regulations for that purpose

Rights excepted and reserved to Superior Landlord

All rights excepted or reserved to any Superior Landlord under any Superior Lease

SCHEDULE 3

RENT REVIEWS

1.	DEFINITIONS

In this Schedule the following expressions shall have the following meanings:-

1.1 Review Date means each of the Review Dates specified in the Particulars and Relevant Review Date shall be construed according

1.2 Assumed Premises means the Demised Premises on the assumption that:

(a)	the Tenant’s Fitting Out Works and other works carried out by or on behalf of the Tenant during the Term have not been carried out and (for the avoidance of doubt) the Tenant has removed all tenant’s fixtures (making good any damage caused to the Demised Premises in so doing) and has left the Demised Premises as cleared space

(b)	the Demised Premises have been fitted out by the Landlord at its own cost in accordance with the specification annexed hereto as Annexure 1 and entitled the Specification (the Specification) as altered from time to time by the carrying out of the works assumed in Assumption (e) (but no others)

1.3 Open Market Rent means the clear yearly rack rent at the rate applicable after the expiry of the rent free period (if any) assumed in Assumption (b) at which the Demised Premises could reasonably be expected to be let as a whole at the Relevant Review Date by a willing landlord to a willing tenant with vacant possession and without any premium or any consideration other than rent for the grant thereof for a term of ten (10) years commencing on the Relevant Review Date and otherwise on the terms and conditions and subject to the covenants and provisions contained in this Lease save that:-

(a)	The following provisions shall be deemed to be omitted:-

(i)	the amount of the Rent payable hereunder (but not omitting the provisions for review thereof contained in this Schedule) as modified below

(ii)	all provisions in this Lease which relate to the Structure Lease

(b)	The Rent Review Dates specified in the Lease Particulars shall be deemed to be replaced by the dates which are the fifth and tenth anniversaries of the relevant Review Date and otherwise making any necessary consequential amendments to reflect sub-clause (a) and (b) above and subject to the provision for the review of the Rent contained in this Schedule 3 and making the Assumptions but disregarding the Disregarded matters

1.4 The Assumptions means the following assumptions (if not facts) at the Relevant Review Date:-

(a)	That the Assumed Premises are fit for immediate use for the purpose of the tenant carrying out its fitting out works; and

(b)	that the tenant will be granted a rent free period equal to the time required for the tenant to fit out the Assumed Premises for its own occupation and use (or, if less, equal to the rent free period which would be granted for such purpose by a willing landlord to a willing tenant in the open market) or that in lieu of such rent free period (at the election of the tenant) the tenant has received a capital payment of equal economic value to the tenant as such rent free period and that the tenant has not received and will not receive any other rent free or reduced rent period or any other concessions or inducement whatsoever; and

(c)	that no work has been carried out to the Assumed Premises which has diminished the rental value of the Assumed Premises save works required to comply with statutory requirements; and

(d)	that if the Demised Premises or the Building or any conduits within or serving the same have been destroyed or damaged they have been fully rebuilt and reinstated to the state and condition assumed by this Schedule 3 ; and

(e)	that any works in addition to those set out in the Specification required to procure that the Assumed Premises comply with all statutory and regulatory requirements have been carried out; and

(f)	that all Tenants covenants contained in this Lease (as they would apply to the Assumed Premises) have been fully performed and observed; and

(g)	that the Demised Premises and the Building have the benefit of the Estate Services and that the Demised Premises have the benefit of the Building Services and so that if the Landlord is in material persistent breach of its obligations hereunder to provide the Building Services and/or procure the provision of the Estate Services it shall not be assumed that the Landlord is in compliance with such obligations; and

(h)	that the Demised Premises may be lawfully used for the Permitted User or such other use that the Landlord and Tenant have agreed to before the Review Date; and

(i)	that there are no Rent Restrictions as defined in paragraph 1.9 below; and

(j)	that rent has not been suspended pursuant to Clause 6.6 of this Lease.

1.5 the Disregarded Matters means:

(a)	any effect on rent of the fact that the Tenant or any Group Company of the Tenant or any undertenant or their respective predecessors in title have been in occupation of the Demised Premises or any other part of the Building; and

(b)	any goodwill attached to the Demised Premises by reason of the business then carried on at the Demised Premises or any other part of the Building by the Tenant or any Group Company of the Tenant or any undertenant or their respective predecessors in title; and

(c)	any alterations carried out by the Tenant or any Group Company of the Tenant or any undertenant or their respective predecessors in title other than any assumed for the purposes of Assumption (e)

(d)	the actual rent free period or periods of reduced or concessionary rent, capital payment or any other inducement of whatever nature allowed or given to the Tenant at the commencement of or otherwise in relation to this Lease which for the avoidance of doubt and without limitation includes the rent free periods set out in Clause 3.1(a) and the Allowance as defined in the Agreement for Lease

(e)	the Tenant’s Fitting Out Works

1.6 Reviewed Rent means the Open Market Rent (subject to paragraph 4 below)

1.7 Surveyor means an independent chartered surveyor of not less than ten (10) years’ standing who is a Fellow of the Royal Institution of Chartered Surveyors experienced in valuation of property similar to the Demised Premises and is acquainted with the market in the City of London and London Docklands and who is also aware of rental values elsewhere in London appointed from time to time to determine the Open Market Rent and any other matters pursuant to the provisions of this Schedule and the Surveyor shall act as an arbitrator in accordance with the Arbitration act 1996 or by mutual agreement as an expert

1.8 The President means the President for the time being of the Royal Institution of Chartered Surveyors and includes the duly appointed deputy of the President or any person authorised by the President to make appointments on his behalf

1.9 Rent Restrictions mean the restrictions imposed by any statute for the control of rent in force on a Review Date or on the date on which any increased rent is ascertained in accordance with this Schedule and which operate to impose any limitation whether in time or amounts on the assessment or the collection of any increase in rent or any part thereof

2.	THE RENT REVIEW

From and including each Review Date the Reviewed Rent shall be the higher of the rent reserved before the Relevant Review Date and the Open Market Rent at the Relevant Review Date as ascertained in accordance with the provisions of paragraph 3 below or as determined under the provisions of paragraph 4 below (as the case may be).

3.	AGREEMENT OR DETERMINATION OF THE REVIEWED RENT

The Reviewed Rent at any Review Date may be agreed in writing at any time between the Landlord and the Tenant but if for any reason the Landlord and the Tenant have not so agreed then from a date three (3) months prior to the Review Date up to the next succeeding Review Date either the Landlord or the Tenant may by notice in writing to the other require the Reviewed Rent to be determined by the Surveyor

4.	REVIEWED RENT

If the Reviewed Rent at any Review Date (as such Reviewed Rent is ascertained pursuant to paragraph 3 above of this Schedule 3) is less than (in the case of the first Review Date) the Initial Rent or (in the case of each subsequent Rent Review) the Reviewed Rent payable immediately preceding the Relevant Review Date as so ascertained above or determined or if the Reviewed Rent at the Relevant Review Date cannot for any reason be so ascertained then for the purposes of this Schedule the Reviewed Rent at the Relevant Review Date shall be deemed to be the Reviewed Rent payable immediately preceding the Relevant Review Date as so ascertained or determined

5.	APPOINTMENT OF SURVEYOR

(a)	The Surveyor (in default of agreement between the Landlord and the Tenant) shall be appointed by the President on the written application of either the Landlord or the Tenant made not earlier than three months before the Relevant Review Date and not later than the next succeeding Review Date

(b)	The Landlord or the Tenant may at any time (but not earlier than six months before the Relevant Review Date but at least six weeks before making written application to the President pursuant to paragraph 5(a) above) by notice in writing ask the other to agree that for the purpose of ascertaining the Reviewed Rent at the Relevant Review Date the Surveyor shall act as an expert (rather than as an arbitrator (“Arbitrator”)) but if the other party has not so agreed within thirty (30) days after service of such notice upon it or if no such notice is served then the Surveyor shall act as Arbitrator and the provisions of this Schedule shall be construed accordingly

(c)	If the Surveyor appointed under this paragraph shall act as an Arbitrator the following provisions shall apply:

(i)	the date of the Arbitrator’s award shall be deemed to be the date on which a copy of the award is served on the Landlord and the Tenant;

(ii)	the Arbitrator shall not be entitled to order the rectification, setting aside or cancellation of this Lease or any other deed;

(iii)	the Arbitrator shall have the power to order a provisional award;

(iv)	the Arbitrator shall not be entitled to require that security is provided in respect of the costs of the arbitration;

(v)	the Arbitrator shall not be entitled to make an award prior to the Relevant Rent Review Date;

6.	FUNCTIONS OF THE SURVEYOR ACTING AS AN EXPERT

Where the Surveyor is appointed to act as an expert:

(a)	the Surveyor shall invite the Landlord and the Tenant to submit to him within such time limits as he shall consider appropriate a valuation accompanied if desired by a statement of reasons and such representations and cross representations as to the amount of the Reviewed Rent with such supporting evidence as he may wish

(b)	Within ninety (90) days of appointment or if he is unable to do so within such period as soon as reasonably practicable the Surveyor shall give to each of the Landlord and the Tenant written notice of the amount of the Reviewed Rent as determined by him which amount shall be the Reviewed Rent (save in case of manifest error or fraud)

(c)	(for the avoidance of doubt) the Surveyor shall have power only to determine matters of fact or opinion and shall have no power to determine questions of law (including questions as to the construction of this Schedule)

(d)	The fees and expenses of the Surveyor including the cost of his nomination shall be payable by the Landlord and the Tenant in such proportions as the Surveyor shall, at his reasonable discretion, direct

(e)	If the Surveyor unreasonably delays in acting or dies or is unwilling to act or becomes incapable of acting or if for any other reason he is unable to act then either the Landlord or the Tenant may request the President to discharge the said surveyor and appoint another surveyor in his place which procedure may be repeated as many times as necessary

7.	INTERIM PAYMENTS PENDING DETERMINATION

(a)	In the event that by the Relevant Review Date the Rent has not been agreed or determined as aforesaid (the date of agreement or determination being herein called “the Determination Date”) then in respect of the period (herein called “the Interim Period”) beginning with the Relevant Review Date and ending on the day before the Quarterly Day following the Determination Date the Tenant shall pay to the Landlord Rent at the yearly rate payable immediately before the Relevant Review Date

(b)

Forthwith within ten (10) Working Days of the Determination Date the Tenant shall pay to the Landlord the amount (if any) by which the Rent paid on account by the Tenant under the provisions of paragraph 7(a) above paid by the Tenant in respect of the Interim Period falls short of the aggregate of Rent payable in respect of the Interim Period together with interest on each of the installments of such shortfall (calculated from the respective dates on which the installments would have been payable had the Reviewed Rent previously been determined) at the Base Rate from the date of each relevant under payment to the date of payment

8.	RENT RESTRICTIONS

On each occasion that Rent Restrictions shall prevent or prohibit either wholly or partially:-

the operation of the above provisions for review of the Rent or the normal collection and retention by the Landlord of any increase in the Rent or any installment or part thereof

THEN in each such case:-

(i)	the operation of such provisions for review of the Rent shall be postponed to take effect on the first date or dates thereafter upon which such operation may occur

(ii)	the collection of any increase or increases in the Rent shall be postponed to take effect on the first date or dates thereafter that such increase or increases may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase

AND until the Rent Restrictions shall be relaxed either partially or wholly the Rent shall be the maximum sum from time to time permitted by the Rent Restrictions

9.	MEMORANDA OF REVIEWED RENT

As soon as the amount of any Reviewed Rent has been agreed or determined memoranda thereof shall be prepared by the Landlord or its solicitors and thereupon shall be signed by or on behalf of the Landlord and the Tenant and annexed to this Lease and the counterpart thereof and the parties shall bear their own costs in respect thereof

10.	TIME NOT OF THE ESSENCE

For the purpose of this Schedule time shall not be of the essence

SCHEDULE 4

MATTERS TO WHICH THE DEMISED PREMISES ARE SUBJECT

So far as the same relate to or affect the Demised Premises the following:

1.	the entries at the date hereof in the Property and Charges Registers of Registered Title No EGL440318

2.	the Superior Lease

SCHEDULE 5

BUILDING SERVICES

(a)	In this Schedule references to maintain shall mean maintain inspect test service repair overhaul amend renew (but in the case of renewal only where (having regard to the provisions of paragraph (b) of this Schedule) it is not reasonably appropriate to effect a repair) and shall include where appropriate treat wash down cleanse paint decorate empty and drain and the expression maintenance shall be construed accordingly

(b)	In making decisions, exercising discretions and/or giving consideration affecting the extent nature quality and cost of the Building Services from time to time the Landlord shall at all times act reasonably and in accordance with the principles of good estate management (having regard to the nature and the quality of the Building and the Estate)

(c)	In performing the Building Services and any other services hereunder the Landlord shall be entitled to employ or procure or permit the employment of managers agents contractors or others

Subject to paragraphs (a) and (b) above the following services to be carried out shall constitute the Building Services.

1.	Maintenance

To keep clean and maintained the Retained Parts of the Building including the windows and lavatories thereof and to keep the same adequately lighted where appropriate during the Business Hours and such other hours as the Landlord may in its discretion from time to time decide

2.	Lifts and Escalator

During the Business Hours to provide a lift service to the Demised Premises by the operation of the lifts now and from time to time installed and outside the Business Hours to provide such a lift service as the Landlord reasonably considers necessary or desirable in the interest of good estate management

3.	Hot and cold water

During the Business Hours and at other times at the reasonable request of the Tenant to provide an adequate supply of hot and cold water to the wash basins WCs and showers (if any)

4.	Air conditioning

During the Business Hours and at other times at the reasonable request of the Tenant to provide air conditioning to those parts of the Building which are intended to be air conditioned to such temperatures and standards as the Landlord may from time to time reasonably consider appropriate for a building of this type and nature and to maintain all equipment plant and machinery used in connection therewith other than such as is the responsibility of the Tenant

5.	Retained Parts

Lighting heating furnishing carpeting and equipping and (as necessary) altering the Retained Parts

6.	Apparatus plant machinery etc

Maintaining and operating all apparatus plant machinery and equipment serving the Retained Parts from time to time

7.	Fire alarms etc.

Maintaining any fire alarms and ancillary apparatus and fire prevention and fire fighting equipment and apparatus and other safety equipment comprised in the Retained Parts or serving the Building and in any event maintaining fire and smoke detection fire preventive and fire fighting equipment including sprinklers hydrants hose reels extinguishers fire alarms fire escapes and fire escape routes and general means of escape to the extent required to comply in relation to the Retained Parts with statutory requirements and the requirements of responsible authorities or underwriters or insurance companies

8.	Security and surveillance

Providing security services and personnel including in the Landlord’s discretion closed circuit television and/or other plant and equipment for the purpose of surveillance and supervision of users of or visitors to the Building Provided that such services and personnel shall not extend to the Demised Premises or the common entrance lobby

9.	Staff

Providing staff (including direct or indirect labour) for the provision of services to the Building and for the general management (including accountancy functions) and operation of those parts of the Building and all other incidental expenditure including but not limited to:

(a)	Salaries insurance health pension welfare severance and other payments contributions and premiums

(b)	The cost of uniforms working clothes tools appliances materials and furniture furnishings stationery items and equipment (including telephones) for the proper performance of the duties of any such staff

(c)	Providing maintaining repairing decorating and lighting any accommodation and facilities for staff including any residential accommodation for staff employed on the Building and all rates gas electricity and other utility charges in respect thereof and any actual or notional rent for such accommodation

10.	Common Facilities

Repairing maintaining rebuilding decorating cleansing and lighting as the case may be any roads ways forecourts loading docks and bays passages pavements party walls or fences party structures Pipes or other conveniences and easements which may belong to or be capable of being used or enjoyed by the Building in common with any Adjoining Property

11.	Outgoings

Paying all existing and future rates (including water rates) taxes duties charges assessments impositions and outgoings whatsoever (whether parliamentary parochial local or of any other description and whether or not of a capital or non-recurring nature) payable in respect of the Retained Parts of any part thereof

12.	Regulations

Compliance with the Regulations so far as the same relate to the provision of the services and other items referred to in this Schedule

13.	Miscellaneous items

(a)	Leasing or hiring any of the items referred to in this Schedule

(b)	Payment of interest commission and fees in respect of any moneys included in Building Expenditure borrowed to finance the provision of services and any of the items referred to in this Schedule

(c)	Enforcing the obligations of the Superior Landlord under the Superior Lease where to do so is in the reasonable opinion of the Landlord in the general interest of the Tenant and the other tenants or occupiers of the Building

14.	Provision of signs and general amenities

Providing and maintaining direction signs and notices seats and other fixtures fittings chattels and amenities for the convenience of tenants and their visitors and for the enjoyment or better enjoyment of such parts of the Common Parts of the Building as are available from time to time for use by the occupiers of and visitors to the Building and/or members of the public as the Landlord may determine

15.	Ornamental features gardens etc

Providing and maintaining hard and soft landscaping and planting within the Retained Parts including fountains sculptures architectural artistic or ornamental features or murals and of keeping all such parts of the Retained Parts as may from time to time be laid out as landscaping (including water features) neat clean planted (where appropriate) properly tended and free from weeds

16.	Fixtures fittings etc

Providing and maintaining fixtures fittings furnishings finishes bins receptacles tools appliances materials equipment and other things for the maintenance appearance upkeep or cleanliness of the Retained Parts and the provision of any services for the Building

17.	Windows

Cleaning the exterior and (save where the responsibility of a tenant) interior of all windows and window frames in the Retained Parts and providing and maintaining cradles runways and carriages in connection with such cleaning

18.	Refuse

Providing and operating or procuring the provision and operation of means of collection compaction and disposal of refuse and rubbish (including litter within the Common Parts of the Building and if necessary pest control) from the Building and providing and maintaining plant and equipment for the collection compaction treatment packaging or disposal of the same

19.	Energy and supply services

Providing water fuel oil gas heating cooling air conditioning ventilation electricity and other energy and supply services to the Building as may be required for use in running or operating any service to the Building or distributed to occupiers of the Building including so far as appropriate standby power generators and plant

20.	Other services

Providing such other services for the benefit of the Building or the convenience of the occupiers thereof including without limitation a receipt and dispatch centre for items delivered by courier as the Landlord may in accordance with the principles of good estate management consider desirable or appropriate

21.	Statutory requirements

Carrying out any works to the Retained Parts required to comply with any statute

22.	Representations

Taking any steps deemed desirable or expedient by the Landlord (i) for complying with making representations against or otherwise contesting the incidence of the provisions of any statute concerning town planning rating public health highways streets drainage and all other matters relating or alleged to relate to the Retained Parts or the Building as a whole and in which occupiers within the Building have a common interest

23.	Enforcement of covenants etc.

Enforcing the covenants in any other leases of Lettable Areas within the Building for the general benefit of the tenants thereof provided that the cost hereof shall be the net cost (after recovery from the relevant covenantors) a determined by the Landlord

24.	Fees of the Accountant

Appointing the Accountant for or in connection with the performance of the duties ascribed to the Accountant and the Accountant respectively under the provisions of Clause 8 of this Lease

25.	Management

Employing or retaining managing agents for or in connection with the general overall management and administration and supervision of the Building (excluding rent collection) provided that the Landlord may include within the Building Expenditure the fee payable to the Landlord in connection with the management of the Building such fee not to exceed 10% of the Building Expenditure (PROVIDED THAT no such management fee is payable to the Superior Landlord under the Superior Lease if it would mean increasing the Building Expenditure by in excess of 10%) but so that if a firm of managing agents is appointed to manage the Building the fee chargeable by the Landlord in any Building Financial Year under this paragraph 25 shall be reduced (but not below zero) by an amount equivalent to the fees (exclusive of Value Added Tax) charged by such managing agents and included in Building Expenditure for that Building Financial Year pursuant to this paragraph 25 but not exceeding 10% of the Building Expenditure

26.	Insurance

(a)	Carrying out works required to the Building in order to satisfy the conditions of insurance of the Building

(b)	Payment of any amount which may be deducted or disallowed by the insurers pursuant to any excess provision in the Landlord’s insurance policy upon settlement or adjudication of any claim by the Landlord

27.	Decorations

Providing and maintaining Christmas and other special decorations for the Building

28.	Name boards

Providing and installing name boards of such size and design as the Landlord may determine in the main entrance to the Building and at such other locations as the Landlord may consider desirable

29.	Generally

Providing such other services and in carrying out such other works as the Landlord may deem desirable or necessary for the benefit of the tenants or occupiers of the

Building or any part of it or the tenants or occupiers thereof or for securing or enhancing any amenities of or within the Building or in the interest of good estate management

30.	Building Car Park

Maintaining, lighting and equipping and providing such other services as the Landlord considers appropriate or desirable in relation to the car park within the Building and (as necessary) altering any part of the car park within the Building

SCHEDULE 6

COVENANTS BY THE SURETY

1.	INDEMNITY BY SURETY

The Surety hereby covenants with the Landlord as a primary obligation that the Tenant or the Surety shall at all times until the Tenant shall cease to be bound by the Tenant’s covenants in the Lease during the Term duly perform and observe all the covenants on the part of the Tenant contained in this Lease including the payment of the rents hereby reserved and all other sums payable under this Lease in the manner and at the times herein specified and the Surety shall indemnify and keep indemnified the Landlord against all reasonable claims demands losses damages liability costs fees and expenses whatsoever sustained by the Landlord by reason of or arising out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rents and other sums Provided that the Landlord shall notify the Surety in writing of any such claims or other matters and take such steps as shall be reasonable to mitigate such loss having regard to the nature of the breach and further the Landlord shall afford the Surety a reasonable opportunity to settle such claims, demands, loss, damages etc.

2.	SURETY JOINTLY AND SEVERALLY LIABLE WITH TENANT

The Surety hereby further covenants with the Landlord that the Surety is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfillment of all the obligations of the Tenant under this Lease and agrees that the Landlord in the enforcement of its rights hereunder may proceed against the Surety as if the Surety was named as the Tenant in this Lease

3.	WAIVER BY SURETY

The Surety hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Surety

4.	POSTPONEMENT OF CLAIMS BY SURETY AGAINST TENANT

The Surety hereby further covenants with the Landlord that the Surety shall not claim in any liquidation bankruptcy composition or arrangement of the Tenant in competition with the Landlord and shall remit to the Landlord except where there are legal requirements or a court order to the contrary the proceeds of all judgments and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Surety may have over assets of the Tenant whilst any liabilities of the Tenant or the Surety to the Landlord remain outstanding

5.	POSTPONEMENT OF PARTICIPATION BY SURETY IN SECURITY

The Surety shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Surety to the Landlord under this Lease have been performed or discharged

6.	NO RELEASE OF SURETY

None of the following or any combination thereof shall release discharge or in any way lessen or affect the liability of the Surety under this Lease:

(a)	any neglect delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or other amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease

(b)	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Demised Premises

(c)	any extension of time given by the Landlord to the Tenant

(d)	(subject to Section 18 of the Landlord and Tenant (Covenants) Act 1995) any variation of the terms of this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord’s reversion or the assignment of this Lease

(e)	any change in the identity constitution structure or powers of any of the Tenant the Surety the Landlord or the liquidation administration or bankruptcy (as the case may be) of either the Tenant or the Surety

(f)	any legal limitation or any immunity disability or incapacity of the Tenant (whether or not known to the Landlord or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant

(g)	any other act omission matter or thing whatsoever whereby but for this provision the Surety would be exonerated either wholly or in part (other than a formal release given by the Landlord)

7.	DISCLAIMER OF LEASE

(a)	The Surety hereby further covenants with the Landlord that:-

(i)	if the Crown or a liquidator or trustee in bankruptcy shall disclaim or surrender this Lease or

(ii)	if the Tenant shall cease to exist (unless the same occurs as part of an amalgamation or reconstruction of a solvent company under which before or at the same time as such cessation or striking off the assets and liabilities of the Tenant are by operation of law transferred to another company or body (including liabilities under this Lease) and such company or body is or thereby becomes bound by all of the covenants and obligations of the Tenant under this Lease)

THEN the Surety shall if the Landlord by notice in writing given to the Surety within three (3) months after such disclaimer or other event so requires accept from and execute and deliver to the Landlord a counterpart of a new lease of the Demised Premises for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term such new lease to be at the cost of the Surety and to be at the same rents and subject to substantially the same covenants conditions and provisions as are contained in this Lease

(b)	If the Landlord shall not require the Surety to take a new lease the Surety shall nevertheless upon demand pay to the Landlord a sum equal to the Rent and other sums that would have been payable under this Lease but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event until the expiration of one hundred and eighty (180) days therefrom or until the Landlord shall have granted a lease of the Demised Premises to a third party (whichever shall first occur) and the Landlord shall use all reasonable endeavours to grant a lease of the Demised Premises to a third party.

8.	BENEFIT OF GUARANTEE AND INDEMNITY

This guarantee and indemnity shall ensure for the benefit of the successors and assigns of the Landlord respectively under this Lease without the necessity for any assignment thereof

9.	RECORD OF AGREEMENT

The parties confirm that before this deed was entered into:-

(a)	a notice complying with Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 which relates to the tenancy to be entered into by the Guarantor pursuant to Clause 7 of this Schedule 6 was served by the Landlord on the Guarantor on 2005; and

(b)	a statutory declaration dated 2005 complying with paragraphs 8 of Schedule 2 of that Order was made by of who the Guarantor confirms was duly authorised by the Guarantor to make the statutory declaration on its behalf.

(c)	the parties agree and declare that the provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 shall not apply to any tenancy entered into by the Guarantor pursuant to Clause 7 of this Schedule 6

SCHEDULE 7

EXPERT DETERMINATION

1. If a Referral is made in accordance with Clause 4.22.5, the Landlord’s determination shall be reviewed by an independent expert who shall act as an expert and not as an arbitrator and who shall be agreed or appointed in accordance with paragraphs 3 and 4 of this Schedule. The expert shall forthwith:

1.1	give notice to the Landlord and the Tenant inviting each of them to submit representations to him within ten (10) Working Days of the notice

1.2	give notice to each party offering each party an opportunity to make counter-submissions in respect of any such representations within five (5) Working Days of such notice

1.3	provide his decision within five (5) Working Days of receipt of the counter-submissions and give written reasons for his decision

2. The decision of any such expert shall be conclusive and binding on the Landlord and the Tenant save in. respect of manifest error or fraud. If any expert so agreed or appointed shall die or become unwilling to act or incapable of acting for any reason or fail to act with reasonable expedition, another such expert may be agreed or appointed in his place in like manner

3. If and to the extent that the Referral requires an expert to review the Landlord’s determination that any of the circumstances set out in Clause 4.22.2(a)(iv) and the reference to Clause 7.1(g) in Clause 4.22.2(a)(iii) exists, the expert shall be a Chartered Accountant with not less than 10 years’ post qualification experience immediately preceding the date of the reference to him appointed by agreement between the Landlord and the Tenant or, in the absence of such agreement, nominated at the request of either of them at any time by the President for the time being of the Institute of Chartered Accountants in England and Wales (or his duly appointed deputy or any one authorised by him to make appointments on his behalf)

4. If and to the extent that the Referral requires an expert to review the Landlord’s determination that any of the circumstances set out in Clauses 4.22.2(a)(i) and 4.22.2(a)(ii) exist (save in respect of that referred to in Clause 7.1(g) the expert shall be a Solicitor with not less than 10 years’ post qualification experience immediately preceding the date of the reference to him appointed by agreement between the Landlord and the Tenant or, in the absence of such agreement, nominated at the request of either of them at any time by the President for the time being of the Law Society in England and Wales (or his duly appointed deputy or any one authorised by him to make appointments on his behalf)

5. If and to the extent that the Referral requires an expert to review the Landlord’s determination that the condition set out in Clause 4.22.2(b)(iii) should be imposed, the expert shall be a Chartered Surveyor with not less than 10 years’ post qualification experience immediately preceding the date of the reference to him appointed by agreement between the Landlord and the Tenant or, in the absence of such agreement, nominated at the request of either of them at any time by the President for the time being of the Royal Institution of Chartered Surveyors (or his duly appointed deputy or anyone authorised by him to make appointments on his behalf)

The fees payable to the President or any such expert shall be borne and paid by the Landlord and the Tenant in such shares and in such manner as the expert shall determine and failing any such decision in equal shares (and if one party shall pay all the fees it shall be entitled to recover from the other any appropriate share which the other should have paid)

SCHEDULE 8

AUTHORISED GUARANTEE AGREEMENT

TO BE GIVEN BY TENANT PURSUANT TO CLAUSE 4.22.2(b)(i)

THIS DEED is made the                  day of 20[            ]

BETWEEN:

(1) [                     ] whose registered office is at [                     ]             (registered number: ) (the Tenant) [and]

(2) [                    ] whose registered office is at [                            ] (registered number: ) (the Landlord) [and]

(3) [                    ] whose registered office is at [                            ] (registered number:                 ) (the Guarantor)]

WHEREAS

(A) This Agreement is made pursuant to the lease dated [            ] and made between [                    ] (the Lease) which expression shall include (where the context so admits) all deeds and documents supplemental to it (whether expressed to be so or not) relating to the premises at [                    ] (the Premises)

(B) The Tenant holds the Premises under the Lease and wishes to assign the Lease to [                    ] (the Assignee), and pursuant to the Lease the Landlord’s consent is required to such assignment (the Assignment) and such consent is given subject to a condition that the Tenant [and the Guarantor] [is/are] to enter into a deed in the form of this Deed

NOW THIS DEED WITNESSES as follows:

Authorised Guarantee

1. Pursuant to the condition referred to above, the Tenant covenants with the Landlord, as a primary obligation, that the Assignee or the Tenant shall, at all times during the period (the Guarantee Period) from the completion of the Assignment until the Assignee shall have ceased to be bound by the tenant covenants (which in this Deed shall have the meaning attributed by section 28(1) of the Landlord and Tenant (Covenants) Act 1995 (the 1995 Act)) contained in the Lease (including the payment of the rents and all other sums payable under the Lease in the manner and at the times specified in the Lease), duly perform and observe the tenant covenants

Tenant’s liability

2.1 The Tenant agrees that the Landlord, in the enforcement of its rights under this Deed, may proceed against the Tenant as if the Tenant were the sole or principal debtor in respect of the tenant covenant in question

2.2 For the avoidance of doubt, notwithstanding the termination of the Guarantee Period the Tenant shall remain liable under this Deed in respect of any liabilities which may have accrued prior to such termination

2.3 For the avoidance of doubt the Tenant shall be liable under this Deed for any costs and expenses incurred by the Landlord in enforcing the Tenant’s obligations under this Deed

Disclaimer of Lease

3. The Tenant further covenants with the Landlord that if the Crown or a liquidator or trustee in bankruptcy shall disclaim the Lease during the Guarantee Period the Tenant shall, if the Landlord by notice in writing given to the Tenant within six (6) months after such disclaimer, accept from and execute and deliver to, the Landlord a counterpart of a new lease of the Premises for a term commencing on the date of the disclaimer and continuing for the residue then remaining unexpired of the term of the Lease, such new lease to be at the same rents and subject to the same covenants and provisions as are contained in the Lease provided that the Tenant shall not be obliged to perform any covenants entered into in a deed of variation of the Lease without the consent of the Tenant (such consent not to be unreasonably withheld or delayed) which materially increases its liability beyond that anticipated by this Lease

Supplementary provisions

4. By way of provision incidental or supplementary to Clauses 1, 2 and 3 of this Deed.

Postponement of claims by Tenant

5. The Tenant further covenants with the Landlord that the Tenant shall:

5.1.1 not claim in any liquidation, bankruptcy, composition or arrangement of the Assignee in competition with the Landlord and shall (to the extent of its liability hereunder) remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator, trustee in bankruptcy or supervisor of the Assignee; and

5.1.2 not exercise any right or remedy in respect of any amount paid or any liability incurred by the Tenant in performing or discharging its obligations contained in this Deed, or claim any contribution from any other guarantor

Postponement of participation by Tenant in security

6. The Tenant shall not be entitled to participate in any security held by the Landlord in respect of the Assignee’s obligations to the Landlord under the Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Assignee to the Landlord under the Lease have been performed or discharged

No release of Tenant

7. None of the following, or any combination of them, shall release, determine, discharge or in any way lessen or affect the liability of the Tenant as principal obligor under this Deed or otherwise prejudice or affect the right of the Landlord to recover from the Tenant to the full extent of this guarantee;

7.1.1 any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of any rents or other amounts required to be paid by the Assignee or in enforcing the performance or observance of any of the obligations of the Assignee under the Lease;

7.1.2 any refusal by the Landlord to accept rent tendered by or on behalf of the Assignee at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

7.1.3 any extension of time given by the Landlord to the Assignee;

7.1.4 any reviews of the rent payable under the Lease and (subject to Section 18 of the 1995 Act) any variation of the terms of the Lease (provided that the Tenant shall not have any liability to the extent of any material increase in its liability beyond that anticipated by the Lease created by a deed of variation of the Lease without the consent of the Tenant (such consent not to be unreasonably withheld or delayed) but for the avoidance of doubt there shall be no other diminution in the liability of the Tenant hereunder) or the transfer of the Landlord’s reversion;

7.1.5 any change in the constitution, structure or powers of either the Tenant, the Assignee or the Landlord or the liquidation, administration or bankruptcy (as the case may be) of either the Tenant or the Assignee;

7.1.6 any legal limitation, or any immunity, disability or incapacity of the Assignee (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Assignee may be outside, or in excess of, the powers of the Assignee;

7.1.7 any other deed, act, omission, failure, matter or thing whatsoever as a result of which, but for this provision, the Tenant would be exonerated either wholly or partly (other than a release executed and delivered as a deed by the Landlord or a release effected by virtue of the 1995 Act)

Costs of new lease

8. The Landlord’s reasonable costs in connection with any new lease granted pursuant to Clause 3 of this Deed shall be borne by the Tenant and paid to the Landlord (together with Value Added Tax) upon completion of such new lease

Landlord’s Obligations

9. Notwithstanding any Clause to the contrary in this Agreement the Landlord covenants with the Tenant and the Guarantor to use all reasonable endeavours to procure that the Assignee and the Guarantor complies with its obligations under the Lease

10. Not used.

Guarantor to join in new lease

11. If the Tenant shall be required to take up a new lease pursuant to Clause 3 of this Deed, the Guarantor shall join in, and execute and deliver to the Landlord a counterpart of, such new lease in order to guarantee the obligations of the Tenant under it in the terms of Schedule 4 to the Lease (mutatis mutandis)

IN WITNESS whereof this deed has been executed by the Tenant and is intended to be and is hereby delivered on the date first above written

Signed by CITIGROUP PROPERTY	)	CITIGROUP PROPERTY
LIMITED acting by two	)	LIMITED
Directors/a Director and the Secretary	)	Director	/s/ Linda Smith

Director		Director	/s/ P. Spratley
Director/Secretary

EXECUTED as a DEED by	)	INSTINET GLOBAL
INSTINET GLOBAL SERVICES	)	SERVICES LIMITED
LIMITED acting by two Directors/	)
a Director and the Secretary	)

Director		Director	/s/ Ken Tregidgo
Director/Secretary		Secretary	/s/ Julian Creighton

EXECUTED as a DEED by	)	INSTINET GROUP INC
INSTINET GROUP INC	)
acting by two Directors	)
a Director and the Secretary	)

Director		Director
Director/Secretary		Secretary	/s/ Paul Merolla

ANNEXURE 1

Specification

ANNEXURE 2

Plans

(Plan A - Demise Plan)

(Plan B - Building Plan)

(Plan C - Estate Plan)

Dated March 3, 2005

CITIGROUP PROPERTY LIMITED

INSTINET GLOBAL SERVICES LIMITED

INSTINET GROUP INC

SUB-UNDERLEASE

of

Floor 26

25 Canada Square

Canary Wharf London E14

Term Commences: 07 FEBRUARY 2005

Term: 15 years from and including

                              07 FEBRUARY 2005

Page I

SCHEDULE 3 RENT REVIEWS	60
1. Definitions	60
2. The Rent Review	62
3. Agreement or determination of the Reviewed Rent	63
4. Reviewed Rent	63
5. Appointment of Surveyor	63
6. Functions of the Surveyor acting as an expert	64
7. Interim payments pending determination	64
8. Rent Restrictions	65
9. Memoranda of reviewed rent	65
10. Time not of the essence	65

SCHEDULE 4 MATTERS TO WHICH THE DEMISED PREMISES ARE SUBJECT	66

SCHEDULE 5 BUILDING SERVICES	67
1. Maintenance	67
2. Lifts and Escalator	67
3. Hot and cold water	67
4. Air conditioning	67
6. Apparatus plant machinery etc.	68
7. Fire alarms etc.	68
8. Security and surveillance	68
9. Staff	68
10. Common Facilities	69
11. Outgoings	69
12. Regulations	69
13. Miscellaneous items	69
14. Provision of signs and general amenities	69
15. Ornamental features gardens etc.	69
16. Fixtures fittings etc.	70
17. Windows	70
18. Refuse	70
19. Energy and supply services	70
20. Other services	70
21. Statutory requirements	70
22. Representations	70
23. Enforcement of covenants etc.	71
24. Fees of the Accountant	71
25. Management	71
26. Insurance	71
27. Decorations	71
28. Name boards	71
29. Generally	71
30. Building Car Park	72

SCHEDULE 6 COVENANTS BY THE SURETY	73
1. Indemnity by Surety	73
2. Surety jointly and severally liable with Tenant	73
3. Waiver by Surety	73

Page II

4. Postponement of claims by Surety against Tenant	73
5. Postponement of participation by Surety in security	74
6. No release of Surety	74
7. Disclaimer of Lease	74
8. Benefit of guarantee and indemnity	75
9. Record of agreement	75

SCHEDULE 7 EXPERT DETERMINATION	77

SCHEDULE 8 AUTHORISED GUARANTEE AGREEMENT	79
Authorised Guarantee	79
Tenant’s liability	79
Disclaimer of Lease	80
Supplementary provisions	80
Postponement of claims by Tenant	80
Postponement of participation by Tenant in security	80
No release of Tenant	81
Costs of new lease	81
Landlord’s Obligations	81
Guarantor to join in new lease	82

ANNEXURE 1	83

ANNEXURE 2	84

Page III